                                                  Registration No. 333-_________
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                ----------------

                                    FORMS S-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                ----------------

                             TMCI ELECTRONICS, INC.
             (Exact name of registrant as specified in its charter)

           DELAWARE                              3444                            77-0413814
(State of other jurisdiction of       (Primary standard industrial       (IRS employer identification
 incorporation or prganization)        classification code number)                 number)

                               1875 DOBBINS DRIVE
                               SAN JOSE, CA 95133
                                  408-272-5700
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                  ROLANDO LOERA
                 CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                             TMCI ELECTRONICS, INC.
                               1875 DOBBINS DRIVE
                               SAN JOSE, CA 95133
                                  408-272-5700
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                ----------------

                                    COPY TO:
                             MICHAEL W. PROZAN, ESQ.
                             TCMI ELECTRONICS, INC.
                               1875 DOBBINS DRIVE
                               SAN JOSE, CA 95133
                                  408-272-5700

                                ----------------

          Approximate date of commencement of proposed sale to public:
                 As soon as practicable after the Registration
                          Statement becomes effective.

If any of the securites being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                                         (facing page continues)

                         CALCULATION OF REGISTRATION FEE

                                                          Proposed           Proposed
 Title of Each Class                                       Maximum            Maximum
 of Securities Being                  Amount to be      Offering Price       Aggregate          Amount of
     Registered                        Registered        Per Unit(1)     Offering Price(1)   Registration Fee
-------------------------             -------------     --------------   -----------------   ----------------
Common Stock                             404,539        $   5.4375        $2,199,680.25        $   648.91
  Issued in Trinity
  Acquisition
Common Stock                           1,100,000            5.4375            5,437,500          1,604.06
  Underlying Convertible
  Debentures
Class B Warrants                         300,000              0.01                 0.01              0.85
Common Stock                             300,000              5.50            1,650,000            486.75
  Underlying
  Class B Warrants
Common Stock                              36,154            5.4375           196,587.38             57.99
  Issuable as
  Placement Fee
Warrants Issuable                         72,308              0.01               723.08              0.21
  as Placement Fee
Common Stock                              72,308              5.59           404,201.72            119.24
  Underlying Fee
  Warrants
Common Stock                               5,000            5.4375             27,187.5              8.02
  Issuable as Exercise
  Fee
Warrants Issuable as                      10,000              0.01               100.00              0.01
  Exercise Fee
Common Stock                              10,000              6.80               68,000             20.06
  Underlying Exercise
  Fee Warrants
                                       ---------        ----------        -------------         ---------
Total                                                                     $9,983,979.94           2,946.1
                                       =========        ==========        =============         =========

(1) Estimated pursuant to Rule 457(c) solely for the purpose of calculating the filing fee.

      THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS AMENDMENT TO THE REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS AMENDMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

Subject to Completion, Dated May 8, 1998
PROSPECTUS

               1,928,008 SHARES OF COMMON STOCK ($.001 PAR VALUE)
                300,000 CLASS B WARRANTS TO PURCHASE COMMON STOCK
              82,308 WARRANTS ISSUABLE AS A FEE IN CONNECTION WITH
                      THE PLACEMENT OF CERTAIN SECURITIES

                                     -------

                             TMCI ELECTRONICS, INC.

      Certain security holders of TMCI Electronics, Inc. (the "Company"), a Delaware corporation, are offering up to 1,928,008 shares of its Common Stock, par value $.001 per share ("Common Stock"), 404,539 of which were issued in connection with the acquisition of Trinity Electronics, Inc.; up to 1,100,004 of which are issuable upon the conversion of the Company's 5%, $275,000 in principal amount, Convertible Subordinated Debentures Due 2001 (the "Debentures"); up to 300,000 Class B Warrants (the "Class B Warrants"); up to 300,000 shares of Common Stock underlying the Class B Warrants issuable in connection with the Debenture placement; 36,154 shares of Common Stock issuable as part of the fee for the placement of the Debentures; 72,308 warrants (the "Fee Warrants") issuable as part of the fee for the placement of the Debentures; up to 72, 308 shares of Common Stock underlying the Fee Warrants; up to 10,000 warrants (the "Exercise Warrants" and, with the Fee Warrants, the "Compensation Warrants") issuable as a fee upon exercise of the Class B Warrants; up to 10,000 shares of Common Stock underlying the Exercise Warrants; and up to 5,000 shares of Common Stock issuable as fee upon the exercise of the Class B Warrants. Each Class B Warrant entitles the holder to purchase one share of Common Stock at $5.50 per share from the date of issuance until March 5, 2001. The Class B Warrants are redeemable by the Company for $.01 per Warrant, at any time, upon thirty (30) days' prior written notice, if the fair market value of the Common Stock is at least $8.75 per share, as defined. The Compensation Warrants are issuable at an exercise price of 125% of the fair market value of the common stock of the Company on the date of issuance (fair market value of $4 15/32 per share for the Fee Warrants, to be determined for the Exercise Warrants), are non callable, and expire three years from the date of issuance. In the event that the selling security holders tranfer any of the warrants being registered hereunder prior to exercise, the Company will be selling the underlying Common Stock directly to purchasers of the warrants that choose to exercise the warrants. See "Description of Securities."

The Registration Statement covering the securities offered hereby will be maintained in effect, and the securities may be sold thereunder by the selling security holders until February 9, 2000 (the "Offer Period"). The selling security holders have advised the Company that they may sell the securities offered hereby directly or through brokers or dealers, from time to time on the open market during the Offer Period. Such sales may be made at the market price in one or more transactions in the NASDAQ Stock Market, or in private transactions at prices determined through negotiation. At the end of the Offer Period, securities not sold will return to the status of restricted stock which may be sold at the time pursuant to the provisions of Rule 144 under the Securities Act of 1933, as amended.

  AN INVESTMENT IN THE SECURITIES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK
    AND SHOULD BE CONSIDERED ONLY BY PERSONS WHO CAN AFFORD THE LOSS OF THEIR
      ENTIRE INVESTMENT. SEE "RISK FACTORS", WHICH BEGINS ON PAGE 7, AND,
                      FOR THE CLASS B WARRANTS, "DILUTION."

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
         EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
            THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED
             UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                                                         PROCEEDS TO THE
                                PRICE TO PUBLIC                   FEES                       COMPANY
                                ---------------                 -------                  ---------------
Common Stock Issued in
Trinity Acquisition                         (1)                     N/A                             N/A

Common Stock Received
Upon Conversion of the
Debentures                                  (1)                      (2)                            N/A

Class B Warrants                            (1)                      (2)                            N/A

Common Stock Underlying
Class B Warrants                 $   1,650,000                   66,000(3)                   $1,584,000

Common Stock (Debenture
Placement Fee)                              (1)                     N/A                             N/A

Fee Warrants                                (1)                     N/A                             N/A

Common Stock Underlying
Fee Warrants                     $  323,126.38                      N/A                   $  323,126.38

Common Stock (Warrant
Exercise Fee)                               (1)                     N/A                             N/A

Exercise Warrants                $      59,000                      N/A                   $      59,000

Common Stock Underlying
Exercise Warrants                           (4)                     N/A                              (4)
                                 -------------                  -------                   -------------
Total (5)                        $2,032,126.38                  $66,000                   $1,966,216.38
                                 =============                  =======                   =============

                                      NOTES

(1) These securities are being sold on behalf of selling security holders. The Company will not derive any proceeds from these sales.

(2) In connection with the issuance of the Debentures and the Class B Warrants, the Company paid a fee of $ 176,000; gave a $66,000 credit toward the purchase of one quarter of one of its 5%, $275,000 in principal amount Convertible Subordinated Debentures; will issue 36,154 shares of Common Stock; and will issue warrants to purchase up to 72,308 shares of Common Stock.

(3) In connection with the exercise of the Class B Warrants (excluding Class B Warrants issued to the Finder or its affiliates), the Company will pay a warrant exercise fee equal of (I) cash equal to 4% of the amount paid to exercise the Class B Warrants; (ii) shares of Common Stock equal to 5% of the number of shares of common stock issued in connection with the Class B Warrant exercise; and (iii) warrants to purchase Common Stock equal to 10% of the shares issued upon exercise of the Class B Warrants (all excluding Class B Warrants exercised by the Finder or its affiliates).

(4) The exercise price if the exercise warrants will be 125% of the average of the closing bid and ask prices for the common stock on the five trading days preceding the date of the exercise of the Class B Warrants. On April 24, 1998, the Common Stock closed at $5.375, so that any Exercise Warrants issued on that day would have had an exercise price of $6.71875.

(5) Fees included are only the cash fee paid as an exercise fee for the Class B Warrants

                The date of this Prospectus is _______ ___, 1998.

                       NOTE ON FORWARD-LOOKING STATEMENTS

      Certain information set forth in this Prospectus includes "Forward-Looking Statements" within the meaning of the Private Securities Reform Act of 1995 and is subject to certain risks and uncertainties, including those identified under the caption "Risk Factors." Readers are cautioned not to place undue reliance on these statements, which speak only as of the date hereof. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect unanticipated events or developments.

                              AVAILABLE INFORMATION

      The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). The reports and other information filed by the Company can be inspected and copied without charge at the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following regional offices of the Commission: Seven World Trade Center, 13th Floor, New York, New York 10048, and Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Registration statements and other documents and reports that are filed electronically through the Electronic Data Gathering, Analysis and Retrieval System (including the Registration Statement) are publicly available through the Commission's web site on the Internet (http://www.sec.gov).

      This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement for a more complete description of the matter involved, each such statement being qualified in its entirety by such reference. The Company will provide without charge to each person who receives this Prospectus, upon written or oral request of such person, a copy of any of the information that is incorporated by reference herein (excluding exhibits to the information that is incorporated by reference unless the exhibits are themselves specifically incorporated by reference) by contacting the Company at TMCI Electronics, Inc., 1875 Dobbins Drive, San Jose, CA 95133, telephone (408) 272-5700, attention:
Chief Financial Officer.

                               PROSPECTUS SUMMARY

         The following summary is qualified in its entirety by the more detailed information, including information contained under the caption "Risk Factors," and financial statements, including notes thereto, appearing elsewhere in this Prospectus.

                                   THE COMPANY

OVERVIEW

         TMCI Electronics, Inc. ("TMCI") provides custom manufacturing, value-added and distribution services to original equipment manufacturers ("OEMs") through its four subsidiaries: Touche Manufacturing Company, Inc. ("Touche"), Touche Electronics, Inc., ("TEI"), Enterprise Industries, Inc. ("EII") and Trinity Electronics, Inc. ("Trinity," collectively, with Touche, TEI and EII, the "Subsidiaries" and the Subsidiaries, collectively with TMCI, the "Company"). The customers of the Company are concentrated into four (4) different segments: (1) mini and mainframe computers; (2) telecommunications equipment; (3) semiconductor manufacturing test equipment; and (4) medical test equipment.

         The principal executive offices of the Company are located at 1875 Dobbins Drive, San Jose, California 95133 and its telephone number is (408) 272-5700.

         SEE "RISK FACTORS," "MANAGEMENT," "BUSINESS" AND "CERTAIN TRANSACTIONS" FOR A DISCUSSION OF CERTAIN FACTORS WHICH SHOULD BE CONSIDERED IN EVALUATING THE COMPANY AND ITS BUSINESS.

                                  THE OFFERING

Common Stock Offered(1)(2) .........................................................               1,928,008 shares
Class B Warrants Offered ...........................................................       300,000 Class B Warrants
Fee Warrants Offered................................................................   82,308 Compensation Warrants
Shares of Common Stock Outstanding Prior to Offering (1)............................               4,196,406 shares
Shares of Common Stock Outstanding After Offering(2)(3).............................               5,719,875 shares
Use of Net Proceeds.................................................................          See "Use of Proceeds"

Nasdaq SmallCap Market Symbols
Common Stock........................................................................                           TMEI
Class A Warrants....................................................................                          TMEIW

---------------

(1) Includes 404,539 shares currently outstanding and being registered for sale.

(2) Excludes up to 2,672,000 shares of Common Stock issuable upon exercise of the Class A Warrants and 128,000 Units issuable upon exercise of the Unit Purchase Option issued to the underwriter in the March 1996 Offering or the securities underlying the Units.

(3) Assumes that the Debentures are converted into the maximum 1,100,004 shares and that all Class B and Compensation Warrants are exercised.

                         SELECTED FINANCIAL INFORMATION

The following selected historical financial information of the Company is qualified by reference to and should be read in conjunction with the financial statements and notes thereto included elsewhere herein. The selected financial information set forth below for each of the fiscal years ended December 31, 1997 and December 31, 1996 is derived from financial statements contained in this prospectus. The selected financial information for the years December 31, 1995 and December 31, 1994 is derived from financial statements of the Company audited by Moore Stephens, P.C., independent public accountants, which are included in the prospectus for the public offering of the Company completed on March 11, 1996. The selected financial data for the year ended December 31, 1993 is derived from unaudited financial statements of the Company which are not included in documents filed with the Securities and Exchange Commission.

        Selected Financial Data (in thousands except for per share data)


                                                           Years Ended  December 31
                                      -----------------------------------------------------------------
                                        1997        1996          1995(1)        1994(1)        1993(1)
                                      --------    --------       --------       --------       --------
Statement of Operations Data

Net Sales                             $ 38,947    $ 26,140       $ 28,099       $ 20,869       $ 14,391

Net Income                               1,136         148            473            420            248

Net Income per Common Share
  from Operations-Basic(2)                0.31        0.05           0.25           0.22           0.08

Net Income per Common Share
  from Operations-Diluted(2)              0.28        0.05           0.25           0.22           0.08

Balance Sheet Data

Total Assets                            28,543      15,482         12,412          9,332          6,982

Total Long Term Obligation               4,168       2,501          2,757          2,682          2,576

Shareholders' Equity                    13,299       8,639          2,180            957            257

(1) For comparative purposes, the amounts have been combined to give retroactive effect to the acquisition by TMCI of all of the outstanding common stock of Touche and TEI.

(2) See Note 3 to the financial statements for an explanation of the basis used to calculate net income per share and weighted average common shares and share equivalents.

                                  RISK FACTORS

         THE SECURITIES OFFERED HEREBY ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK. ONLY THOSE PERSONS ABLE TO LOSE THEIR ENTIRE INVESTMENT SHOULD PURCHASE THESE SECURITIES. PRIOR TO MAKING AN INVESTMENT DECISION, PROSPECTIVE INVESTORS SHOULD CAREFULLY READ THIS PROSPECTUS AND CONSIDER, ALONG WITH OTHER MATTERS REFERRED TO HEREIN, THE FOLLOWING RISK FACTORS:

FORWARD LOOKING STATEMENTS

         When used in this Prospectus, the words "believes", "anticipates", "expects" and similar expressions are intended to identify in certain circumstances, forward-looking statements. Such statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those projected, including the risks described in the "Risk Factors" section. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such statements. The Company also undertakes no obligation to update these forward-looking statements.

OPERATING RISKS

NO ASSURANCE OF FUTURE PROFITABILITY

         Although the Company has a combined rolling backlog at December 31, 1997 of approximately $18 million, no assurance can be given that the future operations of the Company or its subsidiaries will be profitable. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

CUSTOMER CONCENTRATION; ORDER FLOW

         The largest customers of the Company are Lam Research Corporation and Tandem Computers Incorporated. Sales to these customers accounted for 12% and 14%, respectively, of the revenues of the Company for the year ended December 31, 1997. For the same period, sales to the Company's nine largest customers accounted for approximately 57% of net sales.

         The Company is dependent upon continued revenues from its top customers. Any material delay, cancellation or reduction of orders from these or other significant customers could have an adverse material effect on the Company's results of operations. The percentage of the Company's sales to its major customers may fluctuate from period to period.

FLUCTUATIONS IN OPERATING RESULTS

         A number of factors affect the Company's operating results, including the mix of turnkey and manufacturing projects, capacity utilization, price competition, the degree of automation that can be used in the assembly process, the efficiencies that can be achieved by the Company in managing inventories and fixed assets, the timing of orders from major customers, fluctuations in demand for customer products, the timing of expenditures in anticipation of increased sales, customer product delivery requirements, increased costs and shortages of components or labor. Changes in any of these factors in any given period could materially impact the operating results of the Company during that period.

MANAGEMENT OF GROWTH

         The Company experienced substantial growth in 1997 with revenues increasing 49% from the fiscal year ended December 31, 1996 to the fiscal year December 31, 1997. Such growth stretches the Company's infrastructure as well as its managerial, financial, manufacturing, and sales personnel. While current management has substantial experience in the industry, the ability of management to handle such growth will be critical to the success of the Company. No assurance can be given that the Company can continue to grow at its current rate or that the infrastructure of the Company can sustain such rapid growth.

DEPENDENCE UPON CUSTOMER MARKETS

         The Company's business depends exclusively upon contracts and orders from original equipment manufacturers ("OEMs") of electronic equipment. These OEMs manufacture computers, semiconductor test equipment, telecommunications equipment and medical equipment. The markets for the products sold by these customers is particularly volatile. Further, the products manufactured by these customers are subject to rapid technological change and obsolescence. Changes in the market for customer products have and will continue to materially impact that results of the Company. Accordingly, any material change in the markets serviced by the Company could have a material effect on the Company's results. See "Management's Discussion and Analysis of Financial Condition ad Results of Operations" and "Business."

RISK OF INVENTORY OBSOLESCENCE

         The products manufactured by the OEMs serviced by the Company are being upgraded and enhanced on a continuous basis by these OEMs. As a result of this process, the inventory maintained by the Company may become obsolete. Such obsolescence may cause the Company to have excess supplies of unusable inventory which could have a material adverse effect on the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business."

DEPENDENCE ON MANAGEMENT

         The Company's business is principally dependent on certain key management personnel for the operation of its business. In particular, Rolando Loera has played the primary role in the promotion, development and management of the Company. The Company entered into an employment agreement with Mr. Loera on March 5, 1996 for a period of five years, with an automatic five year extension in the absence of notice to the contrary from either party. If the employment by the Company of Mr. Loera, or if Mr. Loera becomes unable to perform his duties, the Company may be adversely affected. The Company has obtained key-man life insurance on Mr. Loera in the amount of $1 million. The Company will be the owner and beneficiary of the insurance policy. Further, the Company is adding additional managerial personnel. See "Use of Proceeds," "Business" and "Management."

SUBSTANTIAL COMPETITION

         The Company encounters substantial competition from domestic and foreign businesses. Many of such entities have substantially greater financial resources, technical expertise and managerial capabilities than the Company. See "Business -- Competition."

NO ASSURANCES THAT RECENT ACQUISITIONS WILL BE PROFITABLE

         Since November, 1996, the Company made the following significant acquisitions: a wire cable and harness manufacturing business, a metal stamping business and an electronic parts distributor. No assurances can be made the Company will be able to fully integrate its recent acquisitions into its current operations, or that any of the acquisitions will be profitable for the Company. See "Business" and "Legal Proceedings."

UNSPECIFIED FUTURE ACQUISITIONS

           The Company is actively seeking additional acquisitions to enhance its ability to serve its existing customers, expand its customer base and accelerate its growth. No assurance can be given that the Company will be able to locate suitable acquisition candidates or that if candidates are located that an acquisition can be negotiated and consummated or that if an acquisition actually occurs that the target candidate can be successfully integrated into the Company and can be profitable. See "Business."

POSSIBLE NEED FOR ADDITIONAL FINANCING

         The Company intends to fund its operations and other capital needs for the next twelve (12) months substantially from operations and its line of credit facility, but such funds may not be sufficient for these purposes. The Company may require substantial amounts for its future expansion, operating costs and working capital. There can be no assurance that such financing will be available, or that it will be available on acceptable terms. In addition, any additional financing may be on terms which may cause current shareholders of the Company to suffer significant dilution. See "Use of Proceeds."

VOTING CONTROL BY MANAGEMENT; POTENTIAL ANTI-TAKEOVER EFFECT

         Assuming none of the securities being registered thereunder are acquired by the officers, directors and principal stockholders of the Company, they beneficially own approximately 36% of the Company's Common Stock. Accordingly, such persons, with the votes of the holders of approximately an additional 14% of the Company's Common Stock, may be able to approve major corporate transactions including amending the Certificate of Incorporation of the Company or the sale of substantially all of the Company's assets, may be able to elect all of the directors of the Company, and may be able to control the Company's affairs. This voting control may have the effect of delaying or preventing a change in control of the Company and may adversely affect the rights of the holders of the shares of Common Stock of the Company. In addition, the Company is subject to a State of Delaware statute regulating business combinations which may also hinder or delay a change of control. See "Management" and "Principal Stockholders."

POTENTIAL CONFLICTS OF INTEREST ON THE PART OF CERTAIN EXECUTIVE OFFICERS OF THE COMPANY

         In addition to acting as Chairman, President and Chief Executive Officer of the Company, Rolando Loera is also the sole owner of Touche Properties, Inc. ("TPI"), a real estate company which owns and leases the real property located at 1881-1899 Dobbins Drive (the "Property") to Touche Electronics, Inc.("TEI") and Touche Manufacturing Company, Inc. ("Touche"), two wholly-owned subsidiaries of the Company. The rent payments made by TEI and Touche to TPI amounted to approximately $576,144, $576,144 and $477,640 in 1997, 1996 and 1995, respectively. The Company occupied this space prior to its initial public offering of securities in 1996. See "Certain Transactions."

SUBSTANTIAL ENVIRONMENTAL REGULATION

         Substantial environmental laws have been enacted in the United States and California in response to public concern over environmental deterioration. These laws and the implementing regulations affect nearly every activity of the Company. The principal federal legislation which has the most significant effect on the Company's business includes the following: The Comprehensive Environmental Response, Compensation and Liability Act; The Resource Conservation and Recovery Act; The Clean Air Act; The Safe Drinking Water Act; The Emergency Planning and Community Right-to-Know Act; The Clean Water Act and The Toxic Substance Control Act. Failure by the Company to comply with applicable federal and state environmental regulations could result in the Company incurring substantial fines and penalties and/or having restraining orders issued against it. To the best of the Company's knowledge, its operations currently comply with governmental regulations. See "Business - Regulation."

STOCK MARKET RISKS

         DILUTIVE EFFECT OF SECURITIES BEING REGISTERED. The shares being registered for sale hereunder constitute a total approximately 43% of the total currently outstanding Common Stock of the Company (including shares issued in the acquisition of Trinity Electronics, Inc. which are already outstanding, assuming conversion of the Debentures at the rate most favorable to the holders thereof and exercise of the warrants issued in connection with the placement of the Debentures whether as a fee or otherwise but excluding the exercise of the Class A Warrants and underwriter's Unit Purchase Option). The sale of the shares being registered hereunder into the market in a short period of time could have a depressive effect on the stock price of the Company.

         SECURITIES UNDERLYING CLASS A WARRANTS. In connection with its public offering in March, 1996 and a related bridge loan financing, the Company issued 2,672,000 warrants to purchase Common Stock at an exercise price of $5.50 per share and an underwriters Unit Purchase Option representing the right to acquire 128,000 Units each unit consisting of one Class A Warrant and one share of Common Stock. Accordingly, upon exercise of all Class A Warrants and the Unit Purchase Option, there will be an additional 2,800,000 shares of Common Stock of the Company issued and outstanding.

ADDITIONAL ISSUANCES. The Company is authorized to issue up 25,000,000. After reserving a total of 4,123,462 shares of Common Stock for issuance upon the exercise of the Class A Warrants, the exercise of the Unit Purchase Option, the conversion of the Debentures, the exercise of the Class B Warrants, the issuance of all Common Stock payable as a fee for the Debenture placement and Class B Warrant exercise and the issuance of Common Stock upon exercise of all warrants issued as a fee for the Debenture placement or Class B Warrant exercise, the Company will have 16,818,780 shares of authorized but unissued capital stock available for issuance without further shareholder approval. The Company is actively seeking acquisition candidates and intends to issue common stock as at least part of the consideration for such acquisitions. As a result, any issuance of additional shares of common stock may cause current shareholders of the Company to suffer additional dilution which may adversely affect the market.

NO ASSURANCE THAT THE COMPANY CAN MAINTAIN A CURRENT REGISTRATION STATEMENT AND QUALIFY FOR SALE UNDER APPLICABLE STATE SECURITIES LAWS. In order for (i) holders of Common Stock to sell the sell the Common Stock being registered hereunder; (ii) Debenture holders to sell Common Stock received upon the conversion of the Debentures; (iii) the Company to issue Common Stock upon the exercise of any outstanding warrants sold by Debenture holders or the finder; or
(iv) the warrant holders to sell the Common Stock received upon the exercise of the outstanding warrants, there must be a (i) a current prospectus relating to the securities offered hereby under an effective registration statement filed with the Securities and Exchange Commission, and (ii) a qualification for sale or exempt therefrom under applicable state securities laws of the jurisdictions in which the various holders of securities reside. There can be no assurance, however, that the Company will be successful in maintaining a current registration statement. After a registration statement or post-effective amendment thereto becomes effective, it may require updating by the filing of one or more post-effective amendments. The Company intends to qualify the sale of the Common Stock in a limited number of states as may reasonably be requested by the Debenture holders prior to the filing of the registration statement, although certain exemptions under certain state securities ("Blue Sky") laws may permit the securities to be transferred to purchasers in other states. The selling security holders will be prevented from selling Common Stock or warrants in those states where exemptions are unavailable and the Company has failed to qualify the Common Stock and warrants. See "Description of Securities."

MARKET MAKER'S INFLUENCE ON THE MARKET MAY HAVE ADVERSE CONSEQUENCES

         Dominant Market Maker. Although it has no legal obligation to do so, Biltmore Securities, Inc. ("Biltmore") has made a market in the Company's securities since completion of the initial public offering of the Common Stock of the Company in March, 1996. The Company believes that it is the dominant market maker for the Common Stock of the Company. The price and liquidity of such securities may be affected by the degree, if any, of Biltmore's participation in the market, inasmuch as a significant amount of such securities may be sold to customers of Biltmore. Such customers subsequently may engage in transactions for the sale or purchase of such securities through or with Biltmore. These market making activities may be discontinued at any time or from time to time by Biltmore without obligation or prior notice. If a dominating influence at such time, Biltmore's discontinuance may adversely affect the price and liquidity of the securities.

         To the extent that Biltmore solicits the exercise of the Class A Warrants, Biltmore may be prohibited pursuant to the requirements of Regulation M under the Exchange Act from engaging in market-making activities during such solicitation and for a period of up to five days preceding such solicitation. As a result, Biltmore may be unable to continue to provide a market for the Company's securities during certain periods while the Warrants are exercisable. See "Description of Securities

Legal Matters. Biltmore has been involved in the following matters with federal and state regulators. Although the Company is not aware of any other pending or threatened actions, further action may result in preventing Biltmore from acting as a market maker with respect to the Company's securities.

                  SEC Action. On or about May 22, 1995, Biltmore and Elliott Loewenstern and Richard Bronson (principals of Biltmore) and the Securities and Exchange Commission agreed to an offer of settlement (the "Offer of Settlement") in connection with a complaint filed by the Commission in the United States District Court for the Southern District of Florida alleging violations of the federal securities laws, Section 17(a) of the Securities Act of 1933, Section 10(b) and 15(c) of the Securities Exchange Act of 1934, and Rules 10b-5, 10b-6 and 15c1-2 promulgated thereunder. The complaint also alleged that in connection with the sale of securities in three (3) IPOs in 1992 and 1993, Biltmore engaged in fraudulent sales practices. The proposed Offer of Settlement was consented to by Biltmore and Messrs. Loewenstern and Bronson without admitting or denying the allegations of the complaint. The Offer of Settlement was approved by Judge Gonzales on June 6, 1995. Pursuant to the final judgment (the "Final Judgment"),
Biltmore:

         - was required to disgorge $1,000,000 to the Commission, which amount was paid in four (4) equal installments on or before June 22, 1995;

         -        agreed to the appointment of an independent consultant
                  ("Consultant").

         On July 10, 1995, the action as against Messrs. Loewenstern and Bronson was dismissed with prejudice. Mr. Bronson has agreed to a suspension from associating in any supervisory capacity with any broker, dealer, municipal securities dealer, investment advisor or investment company for a period of twelve (12) months, dating from the beginning of such suspension. Mr. Loewenstern has agreed to a suspension from associating in any supervisory capacity with any broker, dealer, municipal securities dealer, investment advisor or investment company for a period of twelve (12) months commencing upon the expiration of Mr. Bronson's suspension. Both suspensions have been completed.

         State Action.

                  INDIANA. On ______________ the State of Indiana commenced an action seeking, among other things, to revoke Biltmore's license to do, business in Indiana. The complaint alleged that Biltmore offered and/or sold securities that were neither registered nor exempt, engaged in dishonest or unethical practices in the securities business, failed to reasonably supervise its agents and violated the antifraud provisions of the Indiana Securities Act. The action was settled without any admission, finding or judgment against Biltmore of any violation of the Indiana Securities Act and Biltmore agreed to, among other things, resolve certain customer claims, the payment of a fine and costs and restrictions with respect to the sale of securities to Indiana residents. Among other things, Biltmore agreed that it will not sell any securities to Indiana residents (i) for which Biltmore has served as lead underwriter or as a member of the selling syndicate; or (ii) for which Biltmore is a market maker. Under the terms of the settlement agreement, Biltmore continues to maintain its license in the State of Indiana. The Company does not intend to seek qualification for the sale of securities in the State of Indiana.

                  ARKANSAS. On July 18, 1997, the State of Arkansas, Securities Department issued a consent order in lieu of the filing of a compliant as settlement of all claims against Biltmore Securities and Elliot A. Loewenstern. The claims related to certain practices constituting violations of the Arkansas Securities Act including promising customers price appreciation, failing to disclose negative information regarding stocks, representing that they know of "inside information" and using high pressure sales tactics during the period February 1992 to October 1993. Biltmore and Mr. Loewenstern consented to the entry of the order without admitting or denying any wrongdoing or violation. The consent order censured Biltmore Securities and Elliott A. Loewenstern and required that they pay the amount of $25,000 for costs and expenses relating to the proceedings. The consent order also required that Biltmore deliver to the Commissioner of Securities a copy of the final report prepared by the independent consultant. Biltmore and Mr. Lownenstern have fully complied with all terms of the consent order.

                  CALIFORNIA. On September 10, 1997, the State of California issued a Notice of Intention to Issue Order Revoking Biltmore's Broker-Dealer Certificate based on public interest concerns as a result of Biltmore being subject to enforcement orders issued by the Securities and Exchange Commission, the Arkansas Securities Department and the Indiana Securities Division. Biltmore intends to request a hearing and contest the accusation. Such proceeding, if ultimately successful may adversely affect the market for and liquidity of the Company's securities if additional broker-dealers do not make a market in the Company's securities.

         In the event that Biltmore is unable to act as a market maker for the Company's stock, and additional brokers do not make a market in the Company's securities, the market for and liquidity of the Company's securities may be adversely affected. In the event that other broker dealers fail to make a market in the Company's securities, the possibility exists that the market for and the liquidity of the Company's securities may be adversely affected to such an extent that public security holders may not have anyone to purchase their securities when offered for sale at any price. FOR ADDITIONAL INFORMATION REGARDING BILTMORE, INVESTORS MAY CALL THE NATIONAL ASSOCIATION OF SECURITIES DEALERS, INC. AT (800) 289-9999.

                            SELLING SECURITY HOLDERS

The securities registered hereunder are being offered for the accounts of the security holders of the Company listed below (the "Selling Security Holders"). Patrick McQuade is the president of Trinity Electronics, Inc., which became a subsidiary of the Company on December 22, 1997. M.J. Segal & Company, Inc. and Private Investors Equity Group acted as a finder in connection with the Debenture placement. Joshua Captial Partners is an affiliate of M.J. Segal & Company, Inc. Otherwise, no Selling Security Holder has held any office with or had a material relationship with the Company or its affiliates within the past three years.

                                  COMMON STOCK

                                                       COMMON STOCK OWNED          SECURITIES             SECURITIES
SECURITY HOLDER                                         PRIOR TO OFFERING           OFFERED          OWNED AFTER OFFERING
---------------                                        ------------------          ----------        --------------------
Patrick McQuade                                            404,539(1)               404,539                    0
Leonardo, L.P.                                             583,336(2)               583,336                    0
GAM Arbitrage Investments, Inc.                             58,334(2)                58,334                    0
AG Super Fund International Partners, Inc.                  58,334(2)                58,334                    0
Raphael, L.P.                                              116,667(2)               116,667                    0
Ramius Fund, L.P.                                          116,667(2)               116,667                    0
Hathaway Partners Investment L.P.                          116,667(2)               116,667                    0
Jiwat T. Mahtani and Pushpa J. Mahtani                      29,167(2)                29,167                    0
Frank Brosens                                              116,667(2)               116,667                    0
North Star Partners, L.P.                                   58,334(2)                58,334                    0
Trust Company of America FBO PAC                           116,667(2)               116,667                    0
Joshua Capital Partners, L.P.                               29,167(2)                29,167                    0
    M. J. Segal and Company, Inc./
    Private Investors Equity Group                         123,462(3)               123,462                    0
Total                                                       1,928,008             1,928,008                    0

(1) Shares held by Mr. McQuade are currently being held in escrow as security for the representations and warranties made by Mr. McQuade and Trinity Electronics, Inc. in connection with the acquisition of Trinity Electronics, Inc. by the Company on December 22, 1997. Pursuant to the terms of the Escrow Agreement and assuming no alleged breaches of the representations and warranties by Mr. McQuade or Trinity Electronics, Inc. in connection with the acquisition, 35% of the Common Stock being held in escrow will be released from escrow and available for sale on December 22, 1998; 25% of the Common Stock being held in escrow will be released from escrow and available for sale by him on December 22, 1999; 25% of the Common Stock being held in escrow will be released from escrow and available for sale on December 22, 2000; and 15% of the Common Stock being held in escrow will be released from escrow and available for sale on December 22, 2001. The shares exclude options to purchase 12,000 shares of common stock granted to Mr. McQuade on April 21, 1998.

(2) These shares include shares issuable upon conversion of the Debentures and upon exercise of the Class B Warrants.

(3) Includes all shares issuable as a fee for the placement of the Debentures and exercise of the Class B Warrants as well as shares issuable upon exercise of all Compensation Warrants issuable as part of the fee for the placement of the Debentures and exercise of the Class B Warrants.

                                 USE OF PROCEEDS

         Proceeds received from the sale of the Debentures were used to repay a note issued in connection with the acquisition of Trinity Electronics, Inc. and added to general working capital. Proceeds received upon the exercise of the warrants will be added to general working capital.

                 DILUTION UPON EXERCISE OF THE CLASS B WARRANTS

         As of December 31, 1997, the Company had a net tangible book value of $6,532,583(1), or $1.61 per share (based on the Company having 4,057,758 shares outstanding as of that date). Net tangible book value per share means the tangible assets of the Company, less all liabilities, divided by the number of shares of Common Stock outstanding. After giving effect to the exercise of the Class B Warrants at a price of $5.50 per share, and deducting the cash portion of the warrant exercise fee of $66,000 (4% of the exercise price of all outstanding Class B Warrants), pro forma net tangible book value would have been $8,160,583, or $1.86 per share. The result will be an immediate increase in net tangible book value per share of $0.25 to existing shareholders and an immediate dilution to new investors of $3.64 per share. Dilution is determined by subtracting net tangible book value per share after the offering from the offering price to investors. The following table illustrates this dilution:

         Exercise price of the Warrants                                            $5.50
         Net tangible book value per share, before the offering                    $1.61
         Increase per share attributable to the sale by the Company of the
             shares offered hereby                                                 $0.25
         Pro forma net tangible book value per share, after the offering           $1.86
         Dilution per share to exercising Class B Warrant holders                  $3.64

         The above table assumes exercise of all of the outstanding Class B Warrants.

The foregoing table applies only to the Class B Warrants and not to the Common Stock (i) being sold by the selling security holder, (ii) received upon conversion of the Debentures, or (iii) received as a fee for the Debenture placement, whether directly or as a result of the exercise of the Compensation Warrants.

(1) The carrying value of goodwill has been excluded from the determination of the net tangible book value.

                 PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

       The Company's Common Stock is quoted on the NASDAQ SmallCap market. The following table sets forth the reported high and low bid quotation for the Common Stock of the Company for the periods indicated. Such quotations reflect inter dealer prices, without retail mark up, mark down or commission and may not necessarily reflect actual transactions.

                                                      Common Stock
                                                -------------------------
                                                  High              Low
                                                -------           -------
1996
First Quarter                                   $  8.375          $  6.50
Second Quarter                                  $  9.50           $  8.375
Third Quarter                                   $  9.50           $  6.50
Fourth Quarter                                  $  7.00           $  4.75

1997
First Quarter                                   $  6.75           $  4.50
Second Quarter                                  $  7.00           $  4.50
Third Quarter                                   $  6.25           $  4.50
Fourth Quarter                                  $  6.19           $  4.00

1998
First Quarter                                   $                 $

       On March 16, 1998, the closing bid price of the Company's Common Stock as reported on the NASDAQ SmallCap Market system was $5.66. As of March 12, 1998, there were approximately 38 holders of record of the Company's Common Stock. The Company has not paid any dividends on its common stock in the past three years and anticipates retaining future earnings, if any, to finance the growth of the Company.

       On February 10, 1998, the Company raised $3.3 million through the sale of its 5%, $275,000 principal amount, Convertible Subordinated Debentures. Such securities were issued in reliance of Rule 506 of Regulation D promulgated by the U.S. Securities and Exchange Commission pursuant to its authority under the Securities Act of 1933, as amended, in as much as all investors were accredited investors as defined in Regulation D. See Item 7 Management's Discussion and Analysis of Financial Condition and Results of Operations; Subsequent Events.

                                    BUSINESS

OVERVIEW, FORMATION, AND ACQUISITIONS

       TMCI Electronics, Inc. ("TMCI") provides custom manufacturing and value-added services to original equipment manufacturers ("OEMs") through its four subsidiaries: Touche Manufacturing Company, Inc. ("Touche"), Touche Electronics, Inc., ("TEI"), Enterprise Industries, Inc. ("EII") and Trinity Electronics, Inc. ("Trinity," collectively, with Touche, TEI and EII, the "Subsidiaries" and the Subsidiaries, collectively with TMCI, the "Company"). The customers of the Company are concentrated into four (4) different segments: (1) mini and mainframe computers; (2) telecommunications equipment; (3) semiconductor manufacturing test equipment; and (4) medical test equipment. The Company manufactures products pursuant to customer specifications after receiving orders from customers. The principal executive offices of the Company are located in San Jose, California.

       TMCI was incorporated in the State of Delaware on December 7, 1995 for the purpose of acquiring the businesses of Touche and TEI in anticipation of a public offering. Touche and TEI were principally owned by Rolando Loera, the President and Chief Executive Officer of the TMCI. TMCI acquired all of the issued and outstanding shares of common stock of Touche and TEI on March 11, 1996 from Mr. Loera and all of the minority shareholders of Touche and TEI pursuant to the terms of certain Stock Purchase Agreements dated December 28, 1995 (the "Stock Purchase Agreements"). Following the exchange of common stock of Touche and TEI contemplated by the Stock Purchase Agreements, the Company's business became that of Touche and TEI. The Company now derives its revenues from the operation of Touche and TEI and its other wholly owned subsidiaries described below.

       The Company actively seeks to enhance its growth through strategic acquisitions and has made three material acquisitions following its formation as discussed below. Future acquisitions, if any, will be made only if the Company can find candidates which fit into its strategic goals and corporate structure.

     San Jose Division of Pen Interconnect, Inc. On November 1, 1996, the Company and TEI purchased the net assets of the San Jose Division of Pen Interconnect, Inc., a manufacturer of wire cable and harness assemblies, for a total purchase price of three million three hundred thousand dollars ($3,300,000) consisting of two million dollars ($2,000,000 ) in cash, nine hundred thousand dollars ($900,000) in two promissory notes and fifty three thousand six hundred sixty nine (53,669) shares of common stock of TMCI valued at $7.4532 per share determined as the average of the last reported sales price of the common stock of TMCI for the 20 trading days prior to November 1, 1996. In addition, the Company agreed to pay an additional six hundred thousand dollars ($600,000) in eighty thousand five hundred three (80,503) shares of common stock of TMCI valued at $7.45 per share, subject to the performance of the acquired division in accordance with the terms of an earn out agreement. Following the closing of the transaction, a dispute arose regarding the value of certain inventory which resulted in certain adjustments to the foregoing purchase price. See Legal Proceedings.

       Enterprise Industries, Inc. On January 24, 1997, the Company acquired all of the issued and outstanding shares of common stock of Enterprise Industries, Inc., a metal stamping and manufacturing company, in exchange for one million five hundred thousand dollars ($1,500,000) consisting of one million dollars ($1,000,000) in cash and ninety six thousand five hundred sixty (96,560) shares of common stock of TMCI valued at $5.18 per share determined as the average of the closing prices for TMCI common stock for the 10 trading days prior to January 1, 1997.

       Trinity Electronics, Inc. On December 22, 1997, Trinity Electronics, Inc., a distributor of board level electronic component parts, merged with and into TMCI/Trinity Acquisition Corp., a wholly owned subsidiary of the Company. The parties negotiated October 1, 1997 as the effective date for accounting purposes. The sole shareholder of Trinity received a total of four million two hundred ninety thousand dollars ($4,290,000) consisting of one million dollars ($1,000,000) in cash, one million two hundred ninety thousand dollars ($1,290,000) in two promissory notes and four hundred four thousand five hundred thirty-nine shares (404,539) of TMCI common stock valued at $4.94 per share determined as the average closing price of common stock of TMCI for the ten trading days prior to September 4, 1997. The notes pay interest in the amount of 9% per annum. The $1,000,000 note was personally guaranteed by Rolando Loera, the Chief Executive Officer of the Company, was due March 9, 1998 and was paid without penalty. The $290,000 note was due April 15, 1998 and was paid without penalty. The shares are being held in escrow pursuant to the terms of an escrow agreement as security for the representations of Trinity and its sole shareholder made in the merger agreement and are being released from escrow in the amount of 25% one year following the closing, 25% two years following the closing, 25% three years following the closing and 15% four years following the closing. In connection with this merger, the Company received approximately $3,583,000 in goodwill which is being amortized over 15 years. Following the merger, TMCI /Trinity Acquisition Corp. changed its name to Trinity Electronics, Inc.

                    FINANCIAL INFORMATION ABOUT PRODUCT LINES


                                         1995              1996               1997
                                     ------------      ------------       ------------
Sales to Unaffiliated Customers
   Manufacturing                     $ 18,952,842      $ 17,823,148       $ 23,264,194
   Wire and Cable                               0           866,334         10,075,420
   Turnkey                              9,146,077         7,450,346          5,607,052
                                     ------------      ------------       ------------
   Total                             $ 28,098,919      $ 26,139,828       $ 38,946,666
                                     ============      ============       ============

Sales to Affiliates
   Manufacturing                     $  4,649,012      $  3,712,554       $  2,077,246
   Wire and Cable                               0                 0          1,062,571
   Turnkey                                      0                 0                  0
                                     ------------      ------------       ------------
   Total                             $  4,649,012      $  3,712,554       $  3,139,817
                                     ============      ============       ============

Operating Profit (loss)
   Manufacturing                     $  1,680,311      $    451,988       $    808,755
   Wire and Cable                               0           144,848            846,273
   Turnkey                                 42,013           (71,886)           397,476
                                     ------------      ------------       ------------
   Total                             $  1,722,234      $    524,950       $  2,052,504
                                     ============      ============       ============

Identifiable Assets
   Manufacturing                     $  8,452,937      $  8,914,649       $ 16,999,053
   Wire and Cable                       3,959,230         2,536,886          4,811,000
   Turnkey                                      0         4,030,092          6,933,093
                                     ------------      ------------       ------------
   Total                             $ 12,412,167      $ 15,481,627       $ 28,743,146
                                     ============      ============       ============

DESCRIPTION OF BUSINESS

   GENERAL MARKET FOR CONTRACT MANUFACTURING SERVICES

       The Company focuses on selling products and services to OEMs interested in utilizing custom manufacturers. OEMs have been increasing their use of custom manufacturers in order to reduce their investment and focus their resources.

       Reduce Investment. Advances in technology of electronic products and increases in unit volumes require OEMs to invest more heavily in internal manufacturing through increased working capital, capital equipment, labor, systems and infrastructure. Use of contract manufacturers such as the Company allows OEMs to maintain advanced manufacturing capabilities while minimizing overall resource requirements.

       Focus Resources. With the increased level of competition and the pace of product change in the electronics industry, use of contract manufacturers such as the Company enables OEMs to focus more sharply on their own core competencies where they add the greatest value such as product development and marketing.

       TARGET MARKET FOR THE COMPANY

       The Company provides its custom manufactured products to a wide range of companies that manufacture: (1) mini and mainframe computers; (2) telecommunications equipment; (3) semiconductor test equipment; and (4) medical test equipment, primarily in the Silicon Valley area.

       Computer Systems. The Company's manufacturing and assembly businesses provide a full complement of manufacturing capabilities for mini and mainframe computers. As the industry is being reshaped by evolutionary changes in semiconductor design and memory capacity, OEMs are outsourcing more of their manufacturing of their metal cabinets and enclosures. The Company focuses primarily on commercial markets.

       Telecommunications Equipment. Based on the changing conditions within the telecommunications industry, the Company believes that the need for telecommunications equipment will continue to grow at an above average annual rate. The Company actively markets itself to this industry and believes that, with its present and future manufacturing and service capabilities, it is well positioned to service this growing industry. Marketing activities in this segment are directly in line with the Company's acquisition of facilities for the production of specific types of wire and cable contained in products used by the telecommunications equipment industry.

       Semiconductor Test Equipment. The Company markets its product manufacturing and service capabilities in the semiconductor test equipment market areas. The Company targets principally large and medium-sized corporations that specialize in the design and development of scientific measurement and production test devices that may be used by major producers in the semiconductor industry who design and manufacture wafers that produce computer chips and the like. The Company will continue to explore and expand new opportunities with its customer base and look to refine the diversification of its production capabilities in designing and manufacturing products used within this market segment.

       Medical Test Equipment. The Company markets its manufacturing and cable harness assembly services to existing and prospective OEMs of medical test equipment. The Company targets customers with strong track records in the design, development and production of sophisticated medical diagnostic and analysis equipment, such as MRI equipment, which is used in hospital and medical clinics by medical doctors to assist in their diagnoses of serious and complicated patient medical problems. The Company believes that this industry will grow, offering increased opportunities to companies which are positioned to provide cost-effective manufacturing and value added services at competitive prices.

OPERATIONS OF THE COMPANY

       BUSINESS CONDUCTED BY SUBSIDIARIES

       The Company provides its manufacturing services through Touche and EII, its turnkey and cable and harness assembly services through TEI with a limited portion provided by Trinity, and its distribution services through Trinity.

       MANUFACTURING. The manufacture and fabrication of custom-designed metal enclosures cannot be homogenized into a single operation or manufacturing approach for its entire production line. With each custom order received from a customer comes a different list of requirements for manufacturing design, process and finish. In addition, the manufacturing environment allows for the manufacture of both prototype and production of the various types of customer products. To support its manufacturing operations, the Company maintains a wide variety of sophisticated automated machinery and shop equipment, tools, and supplies.

       Touche Manufacturing Company, Inc. Touche manufactures custom designed fabricated metal cabinets and enclosures for OEMs to house various types of electronic components. As a full service manufacturing facility, Touche's engineering and design personnel work closely with each customer to design and build an initial prototype of the specified cabinet or enclosure. Based upon the development of the prototype, the Company develops a cost effective manufacturing process. Touche provides all of the manufacturing processes in house, which includes metal shearing, punching, bending and welding, as well as machining, detailing, zinc plating, painting and final assembly. All raw materials used to manufacture these products are readily available from numerous suppliers at competitive prices. By controlling the various manufacturing processes in-house, Touche provides its customers with custom manufactured metal cabinets or enclosures in a timely and cost-effective manner, giving Touche a competitive advantage over other manufacturers that have to sub-contract for one or more of the various manufacturing processes. Approximately 75% of Touche's manufacturing is performed on a volume production basis for metal cabinets or enclosures, while the remaining 25% is in developing prototype products for future use by its customers.

       Enterprise Industries, Inc. EII provides production metal stamping, precision machining and electrical discharge manufacturing services to OEMs. Because EII has tool and die capability, use of its services generally requires a higher up front costs for the production of the tools with correspondingly lower per unit production costs than the processes used by Touche. EII services clients in automotive, furniture, hardware, audio components, and aerospace industries in addition to servicing clients in the core industries serviced by the Company and is focusing its marketing efforts on the target market of the Company. Recently, EII moved from a 25,000 square foot facility into a 126,000 square foot facility to accommodate anticipated growth.

         CABLE AND HARNESS ASSEMBLY The Company produces discrete wire harnesses, flat cables, round cables, round to flat ribbon cables, ground plane cables, RGB, coaxial, triaxial, power and signal cables. Cable assembly involves the bundling of wires which may or may not be of different materials, gauges, with different insulations in one length. Harness assembly involves the bundling of wires in multiple configurations which may or may not be of different materials and gauges with different insulations.

       Turnkey Division. TEI provides value added turnkey services to many of Touche's OEM customers. These services are primarily the installation of cable and harness assemblies into the products manufactured by Touche and OEMs that do not have the in-house capability to provide such services. In 1996, TEI added clean room assembly at the request of its customers as part of its strategy to expand its value added services. All of TEI's value-added turnkey services are provided pursuant to contracts or purchase orders with its customers.

       Cable and Harness Division. To obtain better prices for the cable and harness material installed by the Turnkey Division, TEI acquired the net assets (accounts receivable, inventory and capital equipment) of the San Jose based division of Pen Interconnect, Inc. The acquired division produces different types of wire cable and harnesses installed by TEI and other companies in metal cabinets and enclosures. The cable and harness division both produces cable for use by TEI in the Turnkey Division and sells cable to OEMs and other contract manufacturers.

       DISTRIBUTION

       Trinity Electronics, Inc. Trinity is primarily a passive electronics distributor of board level electronic components including capacitors, resistors, board to board interconnects, back plane interconnects and D-subs to OEMs and contract manufacturers. Trinity primarily sells to instrumentation industry accounts. Trinity provides just-in-time, bin stocking, and KanBan inventory services to its distribution customers. In addition, Trinity provides cable assembly services to its customers at competitive prices using franchise lines for assemblies. Sales of electronic parts to OEMs are approximately 55% of the revenues of Trinity. Sales of assembled cable both to OEMs and contract manufacturers are approximately 30% of the revenues of Trinity. Sales of electronic parts to contract manufacturers are approximately 15% of the revenues of Trinity. In addition to revenues generated from the operations of Trinity, the Company expects to see additional benefits through better pricing on connectors used by the cable and harness division of TEI and introductions to OEM customers of Trinity that may be interested in utilizing the contract manufacturing services of the Company.

       NEW PRODUCT SERVICE LINES OF BUSINESS

       In 1996, TEI added clean room assembly internally as well as cable and harness assembly through its acquisition of the San Jose Division of Pen Interconnect, Inc.

         In 1997, the Company added metal stamping and tool and die capability through its acquisition of EII as well as distribution of board level electronic components through the acquisition of Trinity.

       MARKETING AND SALES

       The marketing strategy of the Company focuses on developing long-term relationships with OEMs in its target market of computers, telecommunications equipment, semiconductor test equipment and medical test equipment. The Company intends to focus its marketing efforts on a greater number of manufacturers of telecommunications equipment, provided, however, that the marketing efforts of the Company will continue to reflect the evolution of OEMs from different segments of the technology industry to use contract manufacturers.

       Touche and TEI will continue to focus and concentrate on major existing customers and to pursue new business from other potential customers in evolving segments of its core industry focus. EII will focus its efforts on expanding its business in the core industry segments of Touche and TEI. The ability of the Company to maintain relationships with major existing customers remains a significant factor in determining future growth of the Company. The Company intends to achieve growth through competitive pricing strategies, expansion of existing turnkey capabilities and more aggressive direct sales efforts supplemented by sales representatives in geographic areas where the Company does not have a physical presence. As a result of the limited and focused target market, the marketing efforts of the Company will rely primarily on direct sales efforts, which will emphasize its design-engineering and quality control manufacturing capabilities.

       Sales activities of the Company are handled by a combination of direct sales personnel and limited use of independent sales representatives. Because of the complexity and analysis involved in the customer's design and purchase decision, management emphasizes active interaction between the direct sales staff, its independent sales representatives and the buyer or engineer throughout the selling process.

CUSTOMER SERVICE AND SUPPORT

       The Company handles all customer service-related inquiries through the sales staff who have been assigned to handle and manage account relationships. This requirement enables the salesperson to monitor and control the quality of production during the entire manufacturing process, which is designed to help prevent production problems before shipment is made to customers. Such efforts are supported by the engineering department of the appropriate Subsidiary which is directly involved in the development process of the products.

       To ensure that adequate support is given to customers, each salesperson has formal sales training augmented by direct participation in the manufacturing process at the appropriate facility.

WORKING CAPITAL PRACTICES

       Because the Company produces custom designed products, it orders inventory to fulfill existing orders resulting in minimal financial exposure.

SOURCES OF SUPPLY, MAJOR SUPPLIERS AND BACKLOG

       The largest supplier of the Company is Teredyne Connection Systems, Inc. Purchases from this vendor accounted for approximately 7.6% of the combined purchases of the Company in calendar 1997.

       The raw materials, such as sheet metal, wire and cable, and electronic components used in the development and manufacture of customer products are generally available from domestic suppliers at competitive prices; fabrication of certain major components may be subcontracted for on an as-needed basis. With the exception of other material requirements, sheet metal may be purchased on an as-needed basis under a consignment arrangement with suppliers. The Company does not have any material long term contracts for new materials. The Company has not experienced any significant difficulty in obtaining adequate supplies to perform under its contracts.

       Touche and TEI have established operating policies that require the development and maintenance of a second vendor source for purchasing materials and supplies that are needed to perform under contract for their customers. This purchasing requirement focuses on the prevention of potential problems that might otherwise originate from a single supplier's financial condition. Such policies allow greater flexibility in keeping purchasing costs down and greater assurance that raw material is available in order to meet customer contract and delivery requirements.

       At December 31, 1997, the Company had a firm backlog approximately $18,000,000. The Company does not believe that its combined rolling backlog at any particular time is necessarily indicative of its future business or performance.

MAJOR CUSTOMERS

       Touche and TEI's major customers include various technology industry related companies, such as Hewlett Packard Company, Lam Research Corporation, Tandem Computers Inc., KLA Instruments, and Varian Associates, Inc. For the year ended December 31, 1997, revenues derived from two customers (Lam Research Corporation and Tandem Computers Incorporated) amounted to approximately 12% and 14% respectively, of total revenue, excluding intercompany sales. Due to the growth in sales to other customers, reliance on major customers represents a substantial shift from 1996 when the Company had three customers each accounting for over 10% of its business individually and 65% of its business in the aggregate. As the sales arrangements with these customers are terminable upon short notice, the loss of any one of them would have a material adverse impact on the revenues and profits of the Company, given the significant percentage of revenues derived from these customers. Although the Company cannot control the needs of these customers, the Company believes that expansion of services offered by the Company will strengthen its relationship with these customers.

PATENT, TRADEMARK, COPYRIGHT AND PROPRIETARY RIGHTS

       The Company does not have any patent or copyright applications pending, because the Company does not offer or provide any original design work that is not otherwise proprietary to the product design-engineering of their customers. The Company owns trademark rights to its "Touche" trademark and servicemark.

COMPETITION

       Manufacturing of enclosures for electronic equipment is a fragmented, highly competitive industry, and involves rapid change. Competitors of the Company range from small firms able to provide only a few of the services provided by the Company to substantially bigger, better financed competitors able to provide more value added services. Competition is generally based on several factors, including services provided, quality of work, reputation, price, and marketing approach.

       The Company is established in the industry and maintains a strong competitive presence by delivering high-quality work in a timely fashion within the customer's budget constraints with enhanced ability to deliver value added services.

       Because of the continuing change by OEMs from manufacturers to design-engineering, electronics value added, and marketing organizations, contract manufacturers are receiving a much greater share of the overall manufacturing task of products that are designed for manufacture by their customers. The process itself removes more and more of the subcontracting and replaces it with a prime contractor status gradually eliminating the need for submitting joint subcontracting work proposals. By reducing the number of subcontractors, the customers benefit from the reduction in the turnaround time and the maintenance of more efficient and quality based manufacturers. The Company believes that the creation and maintenance of a "one-stop shop" manufacturing environment makes it an effective competitor in the industry.

GOVERNMENT REGULATION

       Substantial environmental laws have been enacted in the United States and California in response to public concern over environmental deterioration. These laws and the implementing regulations affect nearly every activity of Touche, TEI and EII.

The principal federal and state legislation which has the most significant effect on the Company's business includes the following: The Comprehensive Environmental Response; The Compensation and Liability Act; The Resource Conservation and Recovery Act; The Clean Air Act; The Safe Drinking Water Act; The Emergency Planning and Community Right-to-Know Act; The Clean Water Act; and The Toxic Substance Control Act. Failure by the Company to comply with applicable federal and state environmental regulations could result in the Company incurring substantial fines and penalties and/or having restraining orders issued against it.

EMPLOYEES

         As of December 31, 1997, the Company employed approximately 585 persons, including the officers of the Company, all of whom are full-time employees and none of whom are subject to collective bargaining agreements. Of these full-time employees, 114 are engaged in administration and finance, 457 in manufacturing, engineering and production, and 14 in marketing and sales. Many employees of the Company have overlapping responsibilities in these job descriptions. The Company has never experienced a work stoppage. The Company believes that its relationships with its employees are good.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

       OVERVIEW

       On March 5, 1996, the Company acquired Touche and TEI pursuant to certain Stock Purchase Agreements executed on December 28, 1995. Prior to that time, the Company had no operations.

       The Company's strategy has been to expand its core and value added business by increasing its product offerings to satisfy the needs of its customers and their growing demand for more outsourcing of contract manufacturing services. On November 1, 1996, TEI acquired the San Jose cable and harness manufacturing division of Pen Interconnect, Inc. On January 1, 1997, the Company acquired Enterprise Industries, Inc., a metal stamping business. Effective October 1, 1997, the Company acquired the operations of Trinity Electronics, Inc., ("Trinity") a passive distributor of board level electronic components; Trinity formally merged with a wholly owned subsidiary of the Company on December 22, 1997.

                                                    Year Ended December 31,
                                              -----------------------------------
                                                1997         1996          1995
                                              --------     --------      --------
Sales                                              100%         100%          100%
Costs of Goods Sold                               73.8         77.4          77.2
                                              --------     --------      --------
Gross Profit                                      26.2         22.6          22.8
Operating Expenses                                20.9         20.6          16.7
                                              --------     --------      --------
Income From Operations                             6.1          2.0           5.3
Net Other Expenses                                 0.6          1.4           2.5
Income Before Provision for Income Taxes           4.7          0.6           3.6
Provision for Income Taxes                         1.8          0.0           1.9
                                              --------     --------      --------
Net Income                                         2.9         0.06           1.7
                                              ========     ========      ========

All figures rounded to the nearest one tenth of one percent.

       RESULTS OF OPERATIONS - FOR THE FISCAL YEAR ENDED DECEMBER 31, 1997 COMPARED WITH THE FISCAL YEAR ENDED DECEMBER 31, 1996

       The results of operations utilizes the consolidated results of the Company. The discussion below should be read in conjunction with the financial statements and the notes thereto that appear elsewhere in this report.

       NET SALES

       The Company's net sales increased approximately $12,806,838 or 49% to $38,946,666 from $26,139,828 in the fiscal year ended December 31, 1997, as compared with the fiscal year ended December 31, 1996. Sales growth was due to a significant increase in sales volume through both existing as well as new customer orders, and significant growth and continued diversity of operations through the acquisition of the cable and harness and metal stamping manufacturing businesses at the end of 1996 and beginning of 1997, respectively, as new product services continue to be introduced and added to consolidated operations. In addition, the acquisition of Trinity Electronics, Inc., effective October 1, 1997 for accounting purposes, impacted positively on the fourth quarter.

       Inasmuch as the Company's two largest customers accounted for approximately 26% of revenues for the fiscal year ended December 31, 1997, with the largest accounting for 14% of such revenues, the disruption or loss of a significant amount of business of either customer could have a material adverse impact on the total revenues of the Company. The Company has reduced dependency of the major customers substantially; in 1996, the three largest customers of the Company accounted for 65% of total revenues of the Company.

       GROSS PROFIT

       The Company's gross profit increased approximately $4,288,536 or 73% to $10,190,618 from $5,902,082 in the fiscal year ended December 31, 1997, as compared with the fiscal year ended December 31, 1996. As a percentage of sales, the Company's gross profit increased 3.6% to 26.2% from 22.6 in the fiscal year ended December 31, 1997, as compared with the fiscal year ended December 31, 1996. The increase in gross profit is primarily due to increased sales and the acquisition and successful integration of the cable and harness and metal stamping businesses. The Company's gross profit margin may be materially impacted by the diversity of its operations which are constantly modified in order to meet the changing demands of the competitive market bidding processes with its customers.

       OPERATING EXPENSES

       General and administrative expenses increased approximately $2,760,982 or 51% to $8,138,114 from $5,337,132 in the fiscal year ended December 31, 1997, as compared with the fiscal year ended December 31, 1996. As a percentage of sales, general and administrative expenses remained constant at approximately 21% for the fiscal year ended December 31, 1997, as compared with the fiscal year ended December 31, 1996. The dollar increase in general and administrative expenses resulted primarily from increased overhead and transaction costs associated with the acquisitions.

       OTHER INCOME [EXPENSE]

       The Company's other expenses decreased approximately $127,060 or 36% to $230,554 from $357,614 in the fiscal year ended December 31, 1997, as compared with the fiscal year ended December 31, 1996. The decrease was primarily due to the elimination of a one time non-cash finance charge in the amount of $462,122 on certain bridge loans incurred by the Company in 1996 and an increase of $102,121 in other income, offset by an increase of $274,697 in interest expense used to finance increases in inventory, the nonreocurrence of $69,742 in interest income and a reduction of $138,224 in gains from the sale of equipment.

       INCOME TAX EXPENSE

       Income tax expense increased $666,765 to $685,764 from $18,999 as a result of a substantial increase in income from operations and the full utilization of net operating loss carry forwards in the prior year.

       NET INCOME

       Net income before taxes increased approximately $1,654,614 to $1,821,950 from $167,336 in the fiscal year ended December 31, 1997, as compared with the fiscal year ended December 31, 1996. The increase in net income was due primarily to: (1) a net increase in income from operations of approximately $1,654,614 resulting from increased sales and sales from recently acquired companies, and (2) a net decrease in other expenses of approximately $127,060.

       Net income after taxes increased approximately $987,849 to $1,136,186 from $148,387 for the fiscal year ended December 31, 1997 compared to the fiscal year ended December 31, 1996.

       RESULTS OF OPERATIONS - FOR THE FISCAL YEAR ENDED DECEMBER 31, 1996 COMPARED WITH THE FISCAL YEAR ENDED DECEMBER 31, 1995

       The Results of Operations discussion utilizes the consolidated results in 1996 compared to the combined results in 1995 from the operating subsidiaries (Touche and TEI) prior to their acquisition by the Company, eliminating inter-company transactions.

       NET SALES

       Net sales decreased approximately $1,950,100 or 7% to $26,139,828 from $28,089,919 for the fiscal year ended December 31, 1996, as compared with the fiscal year ended December 31, 1995. The decline in net sales was due primarily to significant order cancellations and rescheduling of orders by one of the Company's major customers, which resulted from (1) a change in local market conditions, and (2) a general slowdown in the semiconductor manufacturing marketplace. This general slowdown impacted the industry as a whole.

       GROSS PROFIT

       Gross profit decreased approximately $499,702 or 8% to $5,902,082 from $6,401,784 for the fiscal year ended December 31, 1996, as compared to the fiscal year ended December 31, 1995. As a percentage of sales, gross profit remained constant during the period the fiscal year ended. The decrease is primarily due to the corresponding reduction in sales.

       OPERATING EXPENSES

       Operating expenses increased approximately $697,672 or 14% to $5,377,132 from $4,679,460 for the fiscal year ended December 31, 1996, as compared to the fiscal year ended December 31, 1995. This increase was primarily due to an investment in infrastructure to support planned growth, including two new operating divisions, plus the acquisition of the San Jose Division of Pen Interconnect, Inc., which included additional personnel, building rent costs, repairs, professional fees, promotions of certain engineers to management positions and other related items.

       OTHER INCOME [EXPENSE]

       Interest expense decreased approximately $292,202 or 47% to $323,679 from $615,881 for the fiscal year ended December 31, 1996, as compared to the fiscal year ended December 31, 1995. Interest expense decreased during the fiscal year ended December 31, 1996 due to a substantial reduction in outstanding long term debt, capital lease obligations, and bank borrowings, as compared to December 31, 1995.

       INCOME TAX EXPENSE

       Income tax expense declined primarily due to the decrease in taxable income as well as the utilization of net operating loss carry forwards. Proforma income tax expense for the year ended December 31, 1996 gives effect to the loss of the S corporation on a combined basis prior to March 5, 1996.

       NET INCOME

       Income before income taxes decreased approximately $840,300 or 83% to $167,336 from $1,007,616 for the fiscal year ended December 31, 1996, as compared with the fiscal year ended December 31, 1995. The decline in income before taxes was primarily due to: (1) an increase in financing charges of $174,244 on certain bridge loans that were made by the Company in the fourth quarter of 1995 to help fund its initial public offering, and (2) increased operating expenses incurred to fund two new divisions which produced nominal income during the fiscal year ended December 31, 1996.

       Net Income after taxes decreased by approximately $325,100 or 69% to $148,337 from $473,416 for the fiscal year ended December 31, 1996, as compared to the fiscal year ended December 31, 1995.

       LIQUIDITY AND CAPITAL RESOURCES

       In June, 1997, the Company renewed and increased its long-term revolving line of credit ("Revolving Line") with Manufacturers Bank ("Mfrs."). The Revolving Line bears interest at Mfrs.' base rate plus 1/4%. This facility allows the Company to borrow up to $5,750,000 based on a stipulated percentage of contractually defined eligible trade accounts receivable. The Company had approximately $3,856,268 in outstanding borrowings under the Revolving Line and nothing available (based on the eligible trade accounts) as of December 31, 1997. In addition, the Company and Mfrs. have agreed to a line of credit facility of up to $2,000,000 available for equipment purchases, which bears interest at Mfrs. base fixed rate of 8.75% per annum (the "Equipment Line"). The Company had approximately $1,214,814 outstanding and $785,186 available under the Equipment Line as of December 31, 1997.

       The Company's working capital decreased by approximately $922,745 from $4,036,532 to $3,113,787 in the fiscal year ended December 31, 1997 as compared to the fiscal year ended December 31, 1996. The decrease resulted primarily from an increase in amounts outstanding under the line of credit of $3,271,268, an increase in the current portion notes payable of $2,571,882 and an increase in accounts payable of $1,121,683 offset by an increase in accounts receivable of approximately $1,423,525, an increase in inventory of approximately $4,550,389, and an increase in cash of $166,837. The high level of accounts receivable at December 31, 1997 as compared to December 31, 1996, is due primarily to a significant increase in sales. The significant increase in inventory during the same period is due to both an increase in sales and a change in product mix to products coupled with an increased use of raw materials and longer production cycles.

       The net cash required to fund operating activities increased by $398,944 or 55% to $1,129,241 from $730,297 in the fiscal year ended December 31, 1997, as compared to the fiscal year ended December 31, 1996. The change primarily represents an increase of $613,333 in depreciation and amortization expense, an increase of $2,876,872 in accounts receivable, an increase of $2,864,028 in accounts payable, and an increase of $2,606,601 in inventory, offset primarily by the elimination of a $462,122 one time non cash finance charge in 1996, and an increase of $736,318 in income taxes payable.

       Cash used in investing activities remained relatively constant at $2,942,319 in the fiscal year ended December 31, 1997 as compared with $3,064,495 in the fiscal year ended December 31, 1996. Fluctuations in cash used in investing activities included an increase of $179,276 for repayment of advances by stockholders and a reduction of $450,224 in the amount spent for the purchase of equipment offset by an increase in of $258,312 for the purchase of other assets, a reduction of $193,650 for the proceeds from the sale of equipment and an increase of $147,996 in cash used for the purchase of businesses.

       Cash generated from financing activities increased $999,432 or 31% to $4,238,397 from $3,238,965 in the fiscal year ended December 31, 1997 compared to the fiscal year ended December 31, 1996. The change resulted from an increase of $1,987,990 in amounts outstanding under the line of credit, an increase of $2,341,328 of proceeds from notes payable, the non recurrence of a one time charge of $1,000,000 in 1996 for the repayment of certain bridge notes and the elimination $734,742 of obligations under the Company's capital lease obligations, offset by the one time impact of $6,036,798 from the proceeds of the public offering in 1996, and an increase of $1,317,551 in repayment of notes payable.

       During the fiscal year ended December 31, 1997 and December 31, 1996, the Company spent approximately $2,496,925 and $643,451, respectively, to purchase capital equipment, financed through equipment contracts. Additionally, management expects the Company's level of future capital expenditures to increase at a level that is consistent with the Company's projected growth and operations. Management has projected capital expenditure requirements of approximately $1,800,000 for the calendar year ending December 31, 1998. This increase will be supported by increased bank borrowings and internal operations.

       The Company experienced tighter cash flow in the fourth quarter of 1997 as a result of increasing inventory and receivables from increased sales and a change of product mix. Accordingly, management believes that it will need new sources of funding either through increased equity investment or an expanded line of credit facility in order to meet the Company's anticipated operating needs and projected capital expenditure requirements through the fiscal year ending December 31, 1998, excluding acquisition related expenses. See the following discussion on sale of debentures and new Fleet Capital Line of Credit.

       SUBSEQUENT EVENTS

       Sale of Debentures. On February 10, 1998, the Company closed an offering of 3 Units, each Unit consisting of 4 of its 5%, $275,000 principal amount Convertible Subordinated Debentures due February 10, 2001 (the "Debentures") and 100,000 Class B Warrants to purchase common stock of the Company (the "Warrants") for a total of $3.3 million. Interest on the Debentures accrues quarterly and is payable annually. Proceeds from the sale of the Debentures were used to repay the $1,000,000 note issued in connection with the Trinity acquisition; the remainder of the proceeds went to working capital.

       The Debentures are convertible into Common Stock of the Company at the option of the holder, at a variable conversion price ranging from $3.00 to $5.50 per share, depending on the market value of the Common Stock of the Company at the time of the notice of conversion. Accordingly, the Company may be required to issue no less than 600,000 shares nor more than 1,100,000 shares of common stock upon conversion of the Debentures.

       In addition, the Company is issuing 25,000 Warrants per Debenture for each Debenture outstanding as of the earlier to occur of the one year anniversary of the closing date of the sale of the Debentures or the date three months following the registration of the Common Stock issuable upon conversion of the Debentures and upon the exercise of the Warrants. The Warrants have an exercise price of $5.50 per share, subject to adjustment for dilutive issuances. The Company is obligated to register the Common Stock underlying the Debentures and the Warrants with the Securities and Exchange Commission.

      In connection with the foregoing issuance, the Company paid a finder's fee of $176,000 in cash pursuant to terms of a Non Circumvention and Finder's Fee Agreement (the "Agreement") and a $66,000 credit toward the purchase of one quarter of one Debenture. The Agreement calls for (1) the issuance of the number of shares of common stock to the finders equal to 5% of the principal amount of the securities sold divided by the greater of (a) any stated conversion price in the Debenture and (b) the average of the closing bid and asked prices of the Common Stock of the Company for the five trading days prior to the closing and,
(2) in this case, a number of warrants equal to 10% of the number of shares issuable based on the Stated Conversion Price as defined in the Agreement, to be determined between 60,000 and 110,000. The warrants are to be issued at 125% of the average of the closing of the bid and asked prices of the common stock of the Company for the five trading days preceding their issuance, are non callable and expire three years from their date of issuance.

       The Agreement also provides that upon exercise of any Class B Warrants issued in the offering, the finders shall receive a cash fee equal to 4% of the amount received upon exercise of the Warrants; Common Stock equal to 5% of the number of shares issued upon such exercise; and warrants equal to 10% of the number of shares issued upon such exercise (excluding warrants exercised by the finders or their affiliates). The warrants shall have an exercise price of 125% of the average of the bid and asked prices for the Company on the five trading dates preceding the transaction, shall be non callable, and shall expire three years from the date of issuance.

       Fleet Capital Line of Credit. On March 2, 1998, the Company entered into a Loan and Security Agreement with Fleet Capital Corporation (the "Fleet Facility") providing for borrowings of up to $25,000,000 based on certain formulas contained within the Loan and Security Agreement. The Company paid a finder's fee of $250,000 and a loan fee of $250,000 in connection with the transaction. As of March 10, 1998, the Company was eligible to borrow up to $17,222,691 under the Fleet Facility and had borrowed $10,347,841. Borrowings were in the form of two Term Loans ("Term Loan A" and "Term Loan B," respectively), an equipment loan (the Equipment Loan, together with the Term Loans, the "Fixed Loans") and revolving credit loans (the "Revolving Credit Loans"). Term Loan A is in the principal amount of $4.7 million and accrues interest at the rate of prime plus 0.5%. Term Loan B is in the principal amount of $2.0 million and accrues interest at the rate of prime plus 1.5%. The Equipment Loan is in the principal amount of $4.0 million and accrues interest at the rate of prime plus 0.5%.

         The Revolving Credit Loans are in such amount as the Company elects, up to the borrowing base permitted by the Loan and Security Agreement and accrue interest at the rate of 0.25% plus prime. As of March 10, 1998, the Company had $3,647,841 available for borrowing. The Fixed Loans are payable in monthly installments of principal and interest with principal amortizing over a seven year period and the balance due on March 2, 2003; interest only on the Revolving Credit Loans is payable monthly with the principal due upon termination of the Loan and Security Agreement. Interest on the Fixed Loans and Revolving Credit Loans is adjusted daily. Interest on the Fixed Loans may be adjusted downward by 0.25% each year for two years if the Company meets certain performance criteria as reflected in its audited financial statements for the fiscal years ended December 31, 1998 and December 31, 1999, respectively. Interest on the Revolving Credit Loan may be adjusted downward by 0.25% only once if the Company meets the performance criteria as reflected in its audited financial statements for the fiscal year ended December 31, 1998. In addition, if the Company meets the conditions specified for December 31, 1998, it may, at its option, have the interest rate on (1) the Revolving Credit Loan converted into LIBOR plus 2.5%;
(2) Term Loan A and the Equipment Loan converted into LIBOR plus 2.75%; and (3) Term Loan B converted into LIBOR plus 3.75%. Effective March 26, 1998, the parties amended the agreement to provide that the Company may elect to convert the interest rate on (i) the Revolving Credit Loans to bear interest at the rate of LIBOR plus 2.75%;

(ii) Term Loan A and the Equipment Loan to bear interest at the rate of LIBOR plus 3%; and (iii) Term Loan B to bear interest at the rate of LIBOR plus 4%.

       NEW AUTHORITATIVE ACCOUNTING PRONOUNCEMENTS

       The Financial Accounting Standards Board ("FASB") has issued Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income." SFAS No. 130 is effective for fiscal years beginning after December 15, 1997. Earlier application is permitted. Reclassification of financial statements for earlier periods provided for comparative purposes is required. SFAS no. 130 is not expected to have a material impact on the Company.

       The FASB has issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." SFAS No. 131 changes how operating segments are reported in annual financial statements and requires the reporting of selected financial information about operating segments in interim financial reports issued to shareholders. SFAS 131 is effective for periods beginning after December 15, 1997, and comparative information for earlier years is to be restated. SFAS No. 131 need not be applied to interim financial statements in the initial year of its application.
SFAS No. 131 is not expected to have a material impact on the Company.

       INFLATION

       The Company continues to experience the benefits of a low inflation economy locally, regionally and nationally. However, the Company enters into mostly short-term fixed price contracts and a large portion of these contracts are labor intensive. Accordingly, the short-term contracts are less susceptible to inflationary pressures.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

              The current directors and executive officers of the Company are as follows:

Name                           Age       Position
----                           ---       --------
Rolando Loera                   44       Chairman, President and Chief Executive Officer; Director
Livino D. Ribaya, Jr.           50       Vice President-Manufacturing
Frank Ramirez, III              42       Vice President-Engineering
Charles E. Shaw                 53       Vice President-Chief Financial Officer; Director
Robert Loera                    31       Controller and Secretary; Director
Thomas F. Chaffin               40       Director
Robert Fink                     63       Director
Boris Lipkin                    50       Director

       Mr. Shaw serves until the next annual meeting of shareholders or until his successor is elected and qualified. Mssrs. Fink, Lipkin and Robert Loera serve until the 1999 annual meeting or until their successors are elected and qualified. Mssrs. Chaffin and Rolando Loera serve until the 2000 annual meeting or until their successors are elected and qualified. At present, the Company's bylaws provide for not less than one director nor more than nine directors. Currently, there are six directors of the Company. The bylaws permit the Board of Directors to fill any vacancy and such director may serve until the next annual meeting of shareholders or until such director's successor is elected and qualified. Officers serve at the discretion of the Board of Directors. There are no family relationships among any officers or directors of the Company except that Robert Loera and Rolando Loera are brothers.

       The principal occupation and business experience for each executive officer and director of the Company for at least the last five years are as follows:

       Rolando Loera. Mr. Rolando Loera has been Chairman, President, Chief Executive Officer and a Director of the Company since December 1995 and has held similar positions with Touche since September 1992. Prior to that he was Chief Financial Officer of a predecessor of Touche for eight years. Mr. Loera holds a B.A. degree in Business Administration from the University of Washington.

       Livino D. Ribaya, Jr. Mr. Ribaya has been Vice President-Manufacturing of the Company since December 1995 and has held the same position with Touche since September 1992. Prior to that he was employed by a predecessor to Touche since 1978 in a variety of positions. Mr. Ribaya has a B.S. in Mechanical Engineering from the Mauja Institute of Technology, Manila, Philippines.

       Frank Ramirez, III. Mr. Ramirez has been Vice President-Engineering of the Company since December 1995 and has held the same position with Touche since 1978. Prior to that he was employed by a predecessor to Touche since 1978 in a variety of positions. Mr. Ramirez has an A.A. degree in Mechanical Drafting from San Jose City College.

       Charles E. Shaw. Mr. Shaw has been Vice President, Chief Financial Officer, and a Director of the Company since December 1995 and has held the same positions with Touche since 1993. Prior to that he was President and Chief Executive Officer of Compro Business Solutions, Inc., a business and management consulting firm established by Mr. Shaw in 1992. During 1988 through 1992, he served as Vice President and Chief Financial Officer of Douglas Broadcasting, Inc. a $51 million radio broadcast network. Mr. Shaw has a B.S. in Business Administration from the City University of New York, a Masters of Business Administration from New York University and a LL.B. from LaSalle Law School.

       Robert Loera. Mr. Robert Loera has been Controller, Secretary and a Director of the Company since December 1995 and has been Controller of Touche since June, 1992. Mr. Robert Loera is Rolando Loera's brother. Mr. Robert Loera has a B.S. in Business Administration from the University of Washington.

       Thomas F. Chaffin. Mr. Chaffin has been a Director of the Company and a member of the Audit Committee of the Board of Directors since January 1997. He has been a partner in the law firm of Rosenblum Parish & Isaacs, San Jose, CA since January 1995. During the period 1988-1995, Mr. Chaffin was a partner in the law firm of Berliner, Cohen, San Jose, CA. He holds a bachelor's degree in accounting from the University of California, Santa Barbara and earned a J.D. with honors from the University of San Francisco School of Law. He also holds a L.L.M. in Taxation from the New York University School of Law and is a certified specialist in Taxation Law by the State Bar of California Board of Legal Specialization.

       Robert C. Fink. Mr. Fink has been a Director of the Company since November 1997. From 1993 until his retirement in December, 1997, Mr. Fink has been Senior Vice President of Corporate Support and Chief Operating Officer of Lam Research Corporation, a manufacturer of semiconductor processing equipment. From 1988 to 1993 he served as President of Drytek, Inc., a former subsidiary of General Signal Corporation. From 1984 to 1988, he was a Director of VLSI Operation (North America) for ITT Corporation's Semiconductor Division. Prior to 1984, Mr. Fink served for 12 years as Director of World Wide Manufacturing Resources for General Instrument Corporation's Microelectronics Division. Mr. Fink has been a Director of Uniphase Corporation since April 1995, a Director of Consilium, Inc. since January 1996 and a Director of CVC, Inc. since 1997.

       Boris Lipkin. Mr. Lipkin has been a Director of the Company since November 1997. Mr. Lipkin has been President of the Track Division and Corporate Vice President of Silicon Valley Group, Inc., a San Jose, CA based semiconductor test equipment company, since 1995. From 1992 to 1995 he was Vice President and General Manager of Varian Associates, a semiconductor equipment company. From 1978 to 1992 he served in various management and engineering positions at IBM's Fishkill, New York facility. Mr. Lipkin received a Master of Science Degree in electro mechanical engineering at the Polytechnical Institute in Kharkov, Russia.

EXECUTIVE COMPENSATION

       Below the following table sets forth remuneration paid by the Company during fiscal years 1995, 1996 and 1997, to the named officers and directors of TMCI. For the periods shown, no other executive officer received remuneration in excess of $100,000 per annum.

                           Summary Compensation Table

                                                  Annual
                                               Compensation               Number of
Name of                                      ------------------    Securities Underlying
Individual         Position with Company     Year       Salary         Options/SARs(#)
----------         ---------------------     ----      -------     ---------------------
Rolando Loera      Chairman,                 1997      $225,000           200,000
                   President and CEO         1996       225,000           100,000
                                             1995       150,000

                         Option SAR in Last Fiscal Year

                                                    Individual Grants
                  ---------------------------------------------------------------------------------------
(a)                         (b)                        (c)                     (d)                 (e)
                    Number of Securities     % of total options/SARs
                  Underlying Options/SARS     granted to employees in    Exercise Price or     Expiration
Name                     Granted                Fiscal Year ($/sh)      base price per share      Date
-------------     -----------------------    ------------------------   --------------------   ----------
Rolando Loera            200,000                       60%                      $5.3625          7/08/07

                 Potential Realizable Value at Assumed
                Annual Rates of Stock Price Appreciation
                            for Option Term.
                ----------------------------------------
(a)                   (f)                      (g)
Name                   5%                      10%
-------------   --------------           ---------------
Rolando Loera      $674,489.48            $ 1,709,288.78

              Aggregated Options/SAR Exercised in Last Fiscal Year
                          and FY-End Option/SAR Values

                                                           Number of Securities            Value of Unexercised
                                                          Underlying Unexercised               In-the-Money
                     Shares                                  Options/SARs at                  Options/SARs at
                  Acquired on          Value                    FY-End(#)                        FY-End($)
Name              Exercise(#)       Realized($)         Exercisable/Unexercisable       Exercisable/Unexercisable
----              -----------       -----------         -------------------------       -------------------------
Rolando Loera         -0-               -0-                  100,000/200,000                   $25,000/0(1)

(1) The closing price for the common stock of the Company on December 31, 1997 was $4.00 per share.

       EMPLOYMENT AGREEMENT

       The Company has entered into an employment agreement ("Agreement") dated as of December 28, 1995 with Rolando Loera. The term of employment commenced on March 11, 1996 and will expire on the fifth anniversary thereof. The annual salary under the Agreement is $225,000. The term of employment will be automatically extended for an additional five year term in the absence of notice from either party. This salary may be increased to reflect annual cost of living increases and may be supplemented by discretionary and performance increases as may be determined by the Board of Directors except that during the first three years following the Effective Date, his salary may not exceed $225,000. Mr. Loera is also eligible to receive an annual bonus of up to $100,000, payable in four quarterly installments. The Agreement provides that during the initial three years of the term of employment, an annual bonus of $100,000 will be awarded to Mr. Loera and that such bonus awards will be used by Mr. Loera to repay the $303,325 loan TEI to Touche Properties, Inc. referred to in the Certain Relationships and Related Transactions section below. Mr. Loera relinquished his bonuses in 1996 and 1997. Bonuses during the remainder of the term of employment will be at the discretion of the Board of Directors. No objective criteria have been established for determining the amount of any bonuses for subsequent years.

       The Agreement provides, among other things, for participation in an equitable manner in any profit-sharing or retirement plan for employees or executives and for participation in other employee benefits applicable to employees and executives of the Company. The Agreement further provides for the use of an automobile and other fringe benefits commensurate with his duties and responsibilities. The Agreement also provides for benefits in the event of disability. Under the Agreement, the Company is also obligated to procure and pay the premiums for a $1 million term life policy and, in the event of Mr. Loera's death, to use the death benefit under such policy to purchase from Mr. Loera's estate shares of the Company's Common Stock at its fair market value.

       Pursuant to the Agreement, employment may be terminated by the Company with cause or by the executive with or without good reason. Termination by the Company without cause, or by the executive for good reason, would subject the Company to liability for liquidated damages in an amount equal to the terminated executive's current salary ($225,000) and a pro rata portion of his prior year's bonus (up to $100,000) annually, for the remaining term of the Agreement, payable in equal monthly installments, without any set-off for compensation received from any new employment. In addition, the terminated executive would be entitled to continue to participate in and accrue benefits under all employee benefit plans and to receive supplemental retirement benefits to replace benefits under any qualified plan for the remaining term of the Agreement to the extent permitted by law.

       STOCK PLANS

       The Company adopted its 1995 Stock Option Plan, effective December 22, 1995 (the "1995 Plan"). Under the 1995 Plan, key employees, officers and consultants of the Company may be granted options to purchase shares of the Company's Common Stock at its fair market value on the date of grant. The plan provides for an aggregate of 500,000 options.

       The Company adopted the 1997 Stock Option Plan, effective December 1, 1997 (the "1997 Plan"). Under the 1997 Plan, employees, officers, directors and consultants of the Company may be granted options to purchase shares of the Company's Common Stock at their fair market value on the date of grant. The plan provides for an aggregate of 1,000,000 options.

       Any future awards will be determined by the Board of Directors or a Committee established by the Board.

       The Company adopted its 1997 Employee Stock Purchase Plan effective December 1, 1997. Under such plan, employees of the Company, including executive officers, may defer up to 20% of their annual compensation for the purchase of Common Stock of the Company at a price of 85% of the fair market value of the common stock on the date of issuance. The plan provides for the issuance of up to 250,000 shares.

       COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

       Section 16(a) of the Exchange Act requires that directors and officers of the Company and persons who beneficially own more than 10% of the Common Stock file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership and reports of changes in beneficial ownership of the common Stock of the Company. Directors, officers and greater than 10% beneficial owners are required by SEC regulations to furnish the Company with copies of all
Section 16(a) forms they file.

       Based solely on a review of the Forms 3 and 4 and amendments thereto filed during the recently completed fiscal year and Forms 5 and amendments thereto with respect to the most recently completed fiscal year, the following individuals failed to file reports required pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended, on a timely basis.

       Rolando Loera, Charles Shaw, Livino Ribaya, Frank Ramirez, Robert Loera, Tom Chaffin, and Dominic Polimeni each failed to file one report on a timely basis representing one transaction.

       Robert Fink and Boris Lipkin each failed to report on a timely basis representing their election to the Board of Directors and no transactions.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the Company's Common Stock owned on the date of March 16, 1998 by (i) each person who is known by the Company to own beneficially more than five percent (5%) of the Company's common stock; (ii) each of the Company's executive officers named in the compensation table and directors; and (iii) all officers and directors as a group:


Name and                           Position                       Number       Percentage
Address(1)                       With Company                    Of Shares     of Shares(2)
--------------------  ------------------------------------     ------------    ------------
Rolando Loera         Chairman, President and Chief               805,889(3)            19%
                      Executive Officer; Director
Patrick McQuade       President, Trinity Electronics, Inc.        404,539               10
Thomas Chaffin        Director                                     10,000(4)             *
Robert Loera          Director, Controller                         10,000(4)             *
Charles Shaw          Director, Chief Financial Officer            10,000(4)             *
Dominic A. Polimeni   Director                                     10,000(4)             *
Robert Fink           Director                                          0
Boris Lipkin          Director                                          0
Rolando Loera         Trustee for Touche Employee
                      Stock Ownership Plan                         27,280(5)             *
All Officers and
  Directors as a
  Group (9 persons)                                             1,084,429               26%

----------

*     Less than 1%

(1) Unless otherwise noted, c/o TMCI Electronics, Inc., 1875 Dobbins Drive, San Jose, CA 95133.

(2) Does not include the exercise or conversion of any outstanding derivative securities.

(3) Includes options to purchase 138,889 shares of Common Stock subject to outstanding options which have vested as of March 1, 1998.

(4)   All shares are subject to options which have vested.

(5)   Mr. Loera shares voting power with respect to these shares

(6) Includes 224,040 shares and vested options to purchase 14,500 shares owned by certain additional executive officers of the Company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

TEI leases approximately 78,000 square feet of space located at 1881-1899 Dobbins Drive, San Jose, California from Touche Properties, Inc. ("TPI"), a company wholly owned by Rolando Loera, Chairman, President and Chief Executive Officer of the Company, pursuant to a lease agreement dated November 1, 1993. In addition, TEI subleases space to Touche. Rent expense amounted to approximately $576,144 in 1997. In connection with its acquisition of 1881-1899 Dobbins Drive, TPI borrowed $1,000,000 from the Small Business Administration which was guaranteed by Touche and TEI. The loan was repaid in full in March, 1998.

       TPI also borrowed $303,325 from Touche in December, 1993. This loan bears interest at 10% per annum, and principal and interest are payable in equal monthly installments until satisfied. The principal balance on the loan increased as a result of certain expenses of TPI advanced by Touche. In 1997, TPI paid $67,743 toward the retirement of this loan. The outstanding balance of the loan as of December 31, 1997 was $469,878.

       In addition, in 1993 Touche made loans to Rolando Loera aggregating $87,190.39. This loan bears interest at 10% per annum and is payable in monthly installments of $1,000. Certain additions were made to the principal amount of the loan in fiscal 1995 to account for payments of certain personal expenses of Rolando Loera by Touche. Accordingly, the outstanding principal balance on the loan was $111,984 at December 31, 1997. In 1997, Mr. Loera paid $150,000 toward the retirement of these loans.

       During 1996, the Company advanced $95,986 to Frank Ramirez, III at 10% interest amortizing over a 10 year period. As of December 31, 1997, Mr. Ramirez owed the Company $106,037.

       During 1997, the Company sold approximately $5,821,576 in products and services to Lam Research Corporation. Mr. Robert Fink, a director of the Company, retired as Senior Vice President of Corporate Support and Chief Operating Officer of Lam Research Corporation in December 1997.

       During 1997, the Company sold approximately $2,038,749 worth of products and services to Silicon Valley Group Inc. Mr. Boris Lipkin, a director of the Company is president of the Track Division and Corporate Vice President of Silicon Valley Group Inc. The Company sold products to Silicon Valley Group, Inc. for many years prior to Mr. Lipkin joining the board.

DESCRIPTION OF SECURITIES

COMMON STOCK

         The authorized capital stock of the Company consists of 25,000,000 shares of Common Stock, $.001 par value per share. As of December 31, 1997 there were 4,057,758 issued and outstanding shares of Common Stock and approximately 40 stockholders of record of the Company. Holders of the Common Stock do not have preemptive rights to purchase additional shares of Common Stock or other subscription rights. The Common Stock carries no conversion rights and is not subject to redemption or to any sinking fund provisions. All shares of Common Stock are entitled to share equally in dividends from sources legally available therefor when, as and if declared by the Board of Directors and, upon liquidation or dissolution of the Company, whether voluntary or involuntary, to share equally in the assets of the Company available for distribution to stockholders. All outstanding shares of Common Stock are validly authorized and issued, fully paid and nonassessable, and all shares to be sold and issued as contemplated hereby, will be validly authorized and issued, fully paid and nonassessable. The Board of Directors is authorized to issue additional shares of Common Stock, not to exceed the amount authorized by the Company's Certificate of Incorporation, and to issue options and warrants for the purchase of such shares, on such terms and conditions and for such consideration as the Board may deem appropriate without further stockholder action. The above description concerning the Common Stock of the Company does not purport to be complete. Reference is made to the Company's Certificate of Incorporation and bylaws which are available for inspection upon proper notice at the Company's offices, as well as to the applicable statutes of the State of Delaware for a more complete description concerning the rights and liabilities of stockholders.

         Each holder of Common Stock is entitled to one vote per share on all matters on which such stockholders are entitled to vote; provided, however, that cumulative voting rights may exist in the event that the Company qualifies as a California pseudo foreign corporation at the time of the record date for its annual meeting in any given year pursuant to Section 2115 of the California General Corporation law, and at least one shareholder seeks to utilize such rights in the manner set forth in Section 708 of the California General Corporation law. In the event that cumulative voting is not utilized, holders of Common Stock get one vote for each director being elected so that the holders of more than 50% of the Common Stock voting can elect directors. In the event that cumulative voting rights apply, holders of Common Stock are entitled to cast the number of votes equal to the number of directors being elected multiplied by the number of shares of Common Stock held by such shareholder and are entitled to distribute such votes among the candidates as they deem appropriate.

CLASS B WARRANTS

         The Company may issue up to 300,000 Class B Warrants (the "Class B Warrants") in connection with its obligation under the Securities Purchase Agreement relating to the Debentures. Each Class B Warrant entitles the holder to purchase one share of Common Stock at $5.50 per share from its date of issuance until March 5, 2001. The Common Stock underlying the Class B Warrants will, upon exercise of the Class B Warrants, be validly issued, fully paid and nonassessable. The Class B Warrants are redeemable by the Company for $.01 per Class B Warrant, at any time one year after their issuance, upon thirty (30) days' prior written notice, if the average closing sale price or average closing bid price of the Common Stock, as reported by Nasdaq, equals or exceeds $8.75 per share, for any twenty (20) consecutive trading days within a period of thirty (30) consecutive days ending within five (5) days prior to the date of the notice of redemption. Upon thirty (30) days' prior written notice to all holders of the Class B Warrants, the Company shall have the right to reduce the exercise price and/or extend the term of the Class B Warrants.

The Class B Warrants can only be exercised when there is a current effective registration statement covering the shares of Common Stock underlying the Class B Warrants. If the Company does not or is unable to maintain a current effective registration statement both with the Securities and Exchange Commission and in the state in which the Class B Warrant holder resides, including audited financial statements for companies acquired, the Class B Warrant holders will be unable to exercise the Class B Warrants and the Class B Warrants may become valueless. See "Risk Factors--Requirements of Current Prospectus and State Blue Sky Registration in Connection with the Exercise of the Class B Warrants Which May Therefore Be Valueless."

         Class B Warrant certificates may be exchanged for new certificates of different denominations, and may be exercised or transferred by presenting them at the offices of the Transfer Agent. Holders of the Class B Warrants may sell the Class B Warrants if a market exists rather than exercise them. However, there can be no assurance that a market will develop or continue as to such Class B Warrants. If the Company is unable to qualify its common stock underlying such Class B Warrants for sale in certain states, holders of the Company's Class B Warrants in those states will have no choice but to either sell such Class B Warrants or allow them to expire.

         Each Class B Warrant may be exercised by surrendering the Class B Warrant certificate, with the form of election to purchase on the reverse side of the Class B Warrant certificate properly completed and executed, together with payment of the exercise price to the Class B Warrant Agent. The Class B Warrants may be exercised in whole or from time to time in part. If less than all of the Class B Warrants evidenced by a Class B Warrant certificate are exercised, a new Class B Warrant certificate will be issued for the remaining number of Class B Warrants.

         Holders of the Class B Warrants are protected against dilution of the equity interest represented by the underlying shares of common stock upon the occurrence of certain events, including, but not limited to, issuance of stock dividends. If the company merges, reorganizes or is acquired in such a way as to terminate the Class B Warrants, the Class B Warrants may be exercised immediately prior to such action. In the event of liquidation, dissolution or winding up of the Company, holders of the Class B Warrants are not entitled to participate in the Company's assets.

COMPENSATION WARRANTS

         The Company may issue up to 72,308 warrants as partial payment for its fee for the placement of the Debentures (the "Fee Warrants") and up to 10,000 warrants in connection the exercise of the Class B Warrants (the "Exercise Warrants", collectively with the Fee Warrants, the "Compensation Warrants") pursuant to its obligation under the Non Circumvention and Finder's Fee Agreement by and among the Company, M.J. Segal and Associates and Private Investors Equity Group, Inc. Each Fee Warrant entitles the holder to purchase one share of Common Stock at $5.59 per share for a period of three years following the date of issuance. Each Exercise Warrant entitles the holder to purchase one share of Common Stock of the Company at a price of 125% of the fair market value of the Common Stock on the date of the exercise of the underlying Class B Warrant for a period of three years following its date of issuance. Fair market value for purposes of determining the exercise price of the Exercise Warrants is defined as the average of the bid and ask prices for the Common Stock of the Company over the five trading days prior to the exercise of the Class B Warrants. The Common Stock underlying the Compensation Warrants will, upon exercise of the Compensation Warrants, be validly issued, fully paid and nonassessable. The Compensation Warrants are non callable.

The Compensation Warrants can only be exercised when there is a current effective registration statement covering the shares of Common Stock underlying the Compensation Warrants. If the Company does not or is unable to maintain a current effective registration statement both with the Securities and Exchange Commission and in the state in which the Compensation Warrant holder resides, including audited financial statements for companies acquired, the Compensation Warrant holders will be unable to exercise the Compensation Warrants and the Compensation Warrants may become valueless. See "Risk Factors--Requirements of Current Prospectus and State Blue Sky Registration in Connection with the Exercise of the Compensation Warrants Which May Therefore Be Valueless."

         Compensation Warrant certificates may be exchanged for new certificates of different denominations, and may be exercised or transferred by presenting them at the offices of the Transfer Agent. Holders of the Compensation Warrants may sell the Compensation Warrants if a market exists rather than exercise them. However, there can be no assurance that a market will develop or continue as to such Compensation Warrants. If the Company is unable to qualify its Common Stock underlying such Compensation Warrants for sale in certain states, holders of the Company's Compensation Warrants in those states will have no choice but to either sell such Compensation Warrants or allow them to expire.

         Each Compensation Warrant may be exercised by surrendering the Compensation Warrant certificate, with the form of election to purchase on the reverse side of the Compensation Warrant certificate properly completed and executed, together with payment of the exercise price to the Compensation Warrant Agent. The Compensation Warrants may be exercised in whole or from time to time in part. If less than all of the Compensation Warrants evidenced by a Compensation Warrant certificate are exercised, a new Compensation Warrant certificate will be issued for the remaining number of Compensation Warrants.

PLAN OF DISTRIBUTION

         The Common Stock which is the subject of this registration statement is being registered for sale from time to time by the selling security holders in the open market through one or more broker dealers at prevailing market prices and standard commissions or in privately negotiated transactions.

RESTRICTED SHARES ELIGIBLE FOR FUTURE SALE

         1,203,818 of the Company's currently outstanding shares of Common Stock not being registered for sale hereunder are "restricted securities" and, in the future, may be sold upon compliance with Rule 144, adopted under the Securities Act of 1933, as amended. Rule 144 provides, in essence, that a person holding "restricted securities" for a period of one year may sell only an amount every three months equal to the greater of (a) one percent of the Company's issued and outstanding shares, or (b) the average weekly volume of sales during the four calendar weeks preceding the sale. The amount of "restricted securities" which a person who is not an affiliate of the Company may sell is not so limited, since non-affiliates may sell without volume limitation their shares held for two years if there is adequate current public information available concerning the Company. Assuming no exercise of any outstanding Warrants or conversion of the Debentures, the Company had 4,057,758 shares of Common Stock outstanding as of December 31, 1997. Non-affiliated persons who hold for the two-year period described above may sell unlimited shares once their holding period is met.

TRANSFER AGENT AND REGISTRAR

       The transfer agent and registrar for the securities of the Company is American Stock Transfer & Trust Company located at 40 Wall Street, New York, New York 10005.

REPORTS TO SECURITY HOLDERS

       The Company will furnish to holders of its Common Stock and Warrants annual reports containing audited financial statements. The Company may issue other unaudited interim reports to its security holders as it deems appropriate.

                                LEGAL PROCEEDINGS

       The Company and its subsidiaries are not a party to any significant legal proceedings and, to the best of the Company's information, knowledge and belief, none is contemplated by any governmental authority.

       Subsequent to the closing of the acquisition of the San Jose Division of Pen Interconnect, Inc. ("PII"), a dispute arose regarding various aspects of the transaction. On February 14, 1997, the Company filed a Demand for Arbitration against PII, seeking a substantial purchase price reduction, or, in the alternative, other remedies and damages as provided by law. The Company sought such remedies based upon overstatement of the value of inventory in connection with the acquisition, a substantial change in the operation of the division prior to the acquisition and failure to disclose certain accounts payable to the Company.

       On December 5, 1997, the Company and PII entered into a settlement agreement pursuant to which PII agreed to cancel the earn out agreement which eliminated the ability of PII to receive up to an additional six hundred thousand dollars ($600,000) in the form of eighty thousand five hundred three (80,503) shares of the common stock of the Company. In addition, EII agreed to cancel two promissory worth nine hundred thousand dollars ($900,000) and accrued interest as well as release Rolando Loera from his personal guaranty thereon in exchange for one hundred thirty two thousand twenty three (132,023) shares of common stock of the Company. The Company delivered an additional five thousand three hundred sixty seven (5,367) shares of its common stock in satisfaction of its obligation to issue additional common stock for collection of certain accounts receivable of PII pursuant to the Asset Purchase Agreement. Further, the Company released fifty three thousand six hundred sixty nine (53,669) shares of its common stock owned by PII and being held in escrow as security for the obligations of PII under the Asset Purchase Agreement. The Company waived certain additional claims against PII in the amount $77,000. Finally, PII agreed to cooperate with the Company in obtaining an audit of the acquired division so that the Company could file the necessary financial statements with the Securities and Exchange Commission.

                                  LEGAL MATTERS

       The validity of the securities being offered hereby have been passed upon for the Company by Rosenblum, Parish & Isaacs, P.C., 160 West Santa Clara Street, Suite 1500, San Jose, California 95133.

                                     EXPERTS

         The financial statements of the Company as of December 31, 1997 and 1996, and the related Statements of Operations, Stockholders' Equity and Cash Flows for each of the three fiscal years in the period ended December 31, 1997, included in the Registration Statement and this Prospectus have been included herein in reliance on the report dated Feburary 20, 1998, of Moore Stephens, P.C., independent certified public accountants, and upon the authority of such firm as experts in accounting and auditing

TMCI ELECTRONICS, INC. AND SUBSIDIARIES
INDEX TO FINANCIAL STATEMENTS

================================================================================

Report of Independent Auditors................................................................     F-1

Consolidated Balance Sheets as of December 31, 1997 and 1996..................................     F-2 - F-3

Statements of Operations for the Years Ended December 31, 1997,
  1996 and 1995...............................................................................     F-4

Statements of Stockholders' Equity for the Years Ended December 31,
  1997, 1996 and 1995.........................................................................     F-5

Statements of Cash Flows for the Years Ended December 31, 1997,
  1996 and 1995 ..............................................................................     F-6 - F-7

Notes to Financial Statements.................................................................     F-8 - F-25

                              -------------------

REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Stockholders of TMCI Electronics, Inc.
   San Jose, California

            We have audited the accompanying consolidated balance sheets of TMCI Electronics, Inc. and its subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the two years in the period ended December 31, 1997. We have also audited the combined statements of operations, stockholders' equity, and cash flows for the year ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

            We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

            In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of TMCI Electronics, Inc. and its subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.


                                       MOORE STEPHENS, P. C.
                                       Certified Public Accountants.

New York, New York
February 20, 1998

TMCI ELECTRONICS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

================================================================================

                                                             DECEMBER 31,
                                                    ------------------------------
                                                       1 9 9 7          1 9 9 6
                                                    ------------      ------------
ASSETS:
CURRENT ASSETS:
   Cash                                             $    312,682      $    145,845
   Accounts Receivable - Net                           3,950,341         2,526,816
   Inventory                                           9,721,050         5,170,661
   Prepaid Expenses and Other Current Assets             182,968           272,587
   Deferred Income Taxes                                 183,376           187,991
   Other Receivables                                          --            63,669
   Notes Receivable - Stockholders                        39,312            10,706
                                                    ------------      ------------
   TOTAL CURRENT ASSETS                               14,389,729         8,378,275
                                                    ------------      ------------
PROPERTY AND EQUIPMENT - NET                           6,583,260         3,638,300
                                                    ------------      ------------
OTHER ASSETS:
   Notes Receivable - Stockholders                       144,292           155,520
   Due from Stockholder                                  111,984           238,167
   Due from Related Party                                469,878           473,952
   Other Assets                                          277,439            48,152
   Goodwill                                            6,766,564         2,549,261
                                                    ------------      ------------
   TOTAL OTHER ASSETS                                  7,770,157         3,465,052
                                                    ------------      ------------
   TOTAL ASSETS                                     $ 28,743,146      $ 15,481,627
                                                    ============      ============

See Notes to Financial Statements.

TMCI ELECTRONICS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

================================================================================

                                                                 DECEMBER 31,
                                                        ------------------------------
                                                           1 9 9 7          1 9 9 6
                                                        ------------      ------------
LIABILITIES AND STOCKHOLDERS' EQUITY:
CURRENT LIABILITIES:
   Accounts Payable and Accrued Expenses                $  4,050,925      $  2,929,242
   Due to Affiliate                                               --            30,634
   Line of Credit                                          3,856,268           585,000
   Notes Payable                                           2,055,256           796,867
   Promissory Notes to a Stockholder                       1,313,493                --
                                                        ------------      ------------
   TOTAL CURRENT LIABILITIES                              11,275,942         4,341,743
                                                        ------------      ------------
LONG-TERM LIABILITIES:
   Notes Payable - Net of Current Portion                  3,607,877         2,064,273
   Deferred Income Taxes                                     560,180           436,781
                                                        ------------      ------------
   TOTAL LONG-TERM LIABILITIES                             4,168,057         2,501,054
                                                        ------------      ------------
   TOTAL LIABILITIES                                      15,443,999         6,842,797
                                                        ------------      ------------
COMMITMENTS AND CONTINGENCIES                                     --                --
                                                        ------------      ------------
STOCKHOLDERS' EQUITY:
   Common Stock, $.001 Par Value, 25,000,000
     Shares Authorized, 4,057,758 and
     3,499,772 Issued and Outstanding as of
     December 31, 1997 and 1996, Respectively                  4,057             3,500
   Additional Paid-in Capital                             10,890,233         7,366,659
   Retained Earnings                                       2,404,857         1,268,671
                                                        ------------      ------------
   TOTAL STOCKHOLDERS' EQUITY                             13,299,147         8,638,830
                                                        ------------      ------------
   TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY           $ 28,743,146      $ 15,481,627
                                                        ============      ============

See Notes to Financial Statements.

TMCI ELECTRONICS, INC. AND SUBSIDIARIES

STATEMENTS OF OPERATIONS

================================================================================

                                                                         YEARS ENDED DECEMBER 31,
                                                            --------------------------------------------------
                                                              1 9 9 7            1 9 9 6             1 9 9 5
                                                            ------------       ------------       ------------
                                                                    [CONSOLIDATED]                  [COMBINED]
SALES - NET                                                 $ 38,946,666       $ 26,139,828       $ 28,098,919
COST OF GOODS SOLD                                            28,756,048         20,237,746         21,697,135
                                                            ------------       ------------       ------------
   GROSS PROFIT                                               10,190,618          5,902,082          6,401,784

OPERATING EXPENSES                                             8,138,114          5,377,132          4,679,460
                                                            ------------       ------------       ------------
   INCOME FROM OPERATIONS                                      2,052,504            524,950          1,722,324
                                                            ------------       ------------       ------------
OTHER INCOME [EXPENSE]:
   Other Income                                                  291,825            189,704             40,394
   Interest Income                                                    --             69,742              9,726
   Interest Income - Related Party                                74,756             29,276             29,276
   Interest Expense                                             (598,376)          (323,679)          (615,881)
   Non-Cash Finance Charge                                            --           (462,122)          (287,878)
   Gain on Sale of Equipment                                       1,241            139,465            109,655
                                                            ------------       ------------       ------------
   TOTAL OTHER [EXPENSE]                                        (230,554)          (357,614)          (714,708)
                                                            ------------       ------------       ------------
   INCOME BEFORE PROVISION FOR INCOME TAXES                    1,821,950            167,336          1,007,616

PROVISION FOR INCOME TAXES                                       685,764             18,999            534,200
                                                            ------------       ------------       ------------
   NET INCOME                                               $  1,136,186       $    148,337       $    473,416
                                                            ============       ============       ============
BASIC EARNINGS PER SHARE                                    $        .31       $        .05       $        .25
                                                            ============       ============       ============
WEIGHTED AVERAGE NUMBER OF SHARES                              3,627,582          2,865,445          1,893,600
                                                            ------------       ------------       ------------
DILUTED EARNINGS PER SHARE:
   Incremental Shares from Assumed Conversion of
     Options and Warrants                                        387,362            332,154                 --
                                                            ------------       ------------       ------------
ADJUSTED WEIGHTED AVERAGE SHARES                               4,014,944          3,197,599          1,893,600
                                                            ============       ============       ============
DILUTED EARNINGS PER SHARE                                  $        .28       $        .05       $        .25
                                                            ============       ============       ============

See Notes to Financial Statements

TMCI ELECTRONICS, INC. AND SUBSIDIARIES

STATEMENTS OF STOCKHOLDERS' EQUITY

================================================================================

                                                   COMMON STOCK
                                           -------------------------------       ADDITIONAL                               TOTAL
                                             NUMBER OF                             PAID-IN           RETAINED          STOCKHOLDERS'
                                              SHARES             AMOUNT            CAPITAL           EARNINGS             EQUITY
                                           ------------       ------------       ------------       ------------       ------------
BALANCE - DECEMBER 31, 1994
  [COMBINED]                                    600,000       $        600       $    279,829       $    676,610       $    957,039
Finance Charge Incurred on Bridge
  Notes Payable                                      --                 --            750,000                 --            750,000
Net Income for the Year Ended
  December 31, 1995                                  --                 --                 --            473,416            473,416
                                           ------------       ------------       ------------       ------------       ------------
BALANCE - DECEMBER 31, 1995
  [COMBINED]                                    600,000                600          1,029,829          1,150,026          2,180,455
Issuance of Common Stock in
  Connection with Exchange of
  Shares under Common Control                   594,880                595               (595)                --                 --
Issuance of Common Stock to
  Former Convertible Debt Holders               298,720                299            165,927                 --            166,226
Issuance of Common Stock to
  Bridge Lenders                                400,000                400               (400)                --                 --
Transfer of Subchapter S Retained
  Earnings of Acquired Company to
  Additional Paid-in Capital                         --                 --             29,692            (29,692)                --
Net Proceeds from Initial Public
  Offering and Issuance of Common
  Stock                                       1,472,000              1,472          5,742,340                 --          5,743,812
Issuance of Common Stock in
  Connection with Acquisition                   134,172                134            399,866                 --            400,000
Net Income for the Year Ended
  December 31, 1996                                  --                 --                 --            148,337            148,337
                                           ------------       ------------       ------------       ------------       ------------
BALANCE - DECEMBER 31, 1996
  [CONSOLIDATED]                              3,499,772              3,500          7,366,659          1,268,671          8,638,830
Issuance of Common Stock in
  Connection with Acquisitions                  501,099                501          2,499,499                 --          2,500,000
Issuance of Common Stock in
  Connection with Settlement                    137,390                137          1,023,994                 --          1,024,131
Cancellation of Common Stock in
  Connection with Settlement                    (80,503)               (81)                81                 --                 --
Net Income for the Year Ended
  December 31, 1997                                  --                 --                 --          1,136,186          1,136,186
                                           ------------       ------------       ------------       ------------       ------------
BALANCE - DECEMBER 31, 1997
  [CONSOLIDATED]                              4,057,758       $      4,057       $ 10,890,233       $  2,404,857       $ 13,299,147
                                           ============       ============       ============       ============       ============

See Notes to Financial Statements.

TMCI ELECTRONICS, INC. AND SUBSIDIARIES

STATEMENTS OF CASH FLOWS

================================================================================


                                                                               YEARS ENDED DECEMBER 31,
                                                                  --------------------------------------------------
                                                                    1 9 9 7            1 9 9 6            1 9 9 5
                                                                  ------------       ------------       ------------
                                                                           [CONSOLIDATED]                 [COMBINED]
OPERATING ACTIVITIES:
   Net Income                                                     $  1,136,186       $    148,337       $    473,416
                                                                  ------------       ------------       ------------
   Adjustments to Reconcile Net Income to
     Net Cash [Used for] Provided by Operations:
     Depreciation and Amortization                                   1,453,057            839,724            702,056
     Deferred Income Taxes                                             128,014            (15,465)           201,272
     [Gain] on Sale of Equipment                                        (1,241)          (139,465)                --
     Amortization of Deferred Loan Fees                                     --             28,500            114,000
     Non-Cash Finance Charge                                                --            462,122            287,878
     Provision for Bad Debts                                            67,077             85,000                 --
   Changes in Assets and Liabilities:
     [Increase] Decrease in:
       Accounts Receivable                                            (885,329)         1,991,543         (1,855,640)
       Inventory                                                    (3,881,696)        (1,275,095)          (800,439)
       Prepaid Expenses                                                (48,812)          (130,027)          (104,192)
       Other Receivables                                                    --            (63,669)                --
       Interest Income on Notes Receivable - Stockholder               (41,195)            (6,134)                --
   Increase [Decrease] in:
       Accounts Payable and Accrued Expenses                           466,548         (2,397,500)         2,087,105
       Income Taxes Payable                                            478,150           (258,168)           179,145
                                                                  ------------       ------------       ------------
   Total Adjustments                                                (2,265,427)          (878,634)           811,185
                                                                  ------------       ------------       ------------
   NET CASH - OPERATING ACTIVITIES - FORWARD                        (1,129,241)          (730,297)         1,284,601
                                                                  ------------       ------------       ------------
INVESTING ACTIVITIES:
   Repayments from and [Advances] to Stockholder                       150,000            (29,276)                --
   Purchase of Other Assets                                           (277,034)           (18,722)                --
   Advances Note Receivable - Stockholders                                  --           (128,794)          (170,370)
   Incorporation Fees                                                       --                 --                354
   Purchase of Equipment                                              (664,740)        (1,114,964)          (343,956)
   Proceeds from Sale of Equipment                                       4,000            197,650                 --
   Purchase of Businesses - Net of Cash Acquired                    (2,222,288)        (2,074,292)                --
   Advance Under Note Receivable                                            --             98,989              8,698
   Repayments from Related Party                                        67,743              4,914                 --
                                                                  ------------       ------------       ------------
   NET CASH - INVESTING ACTIVITIES - FORWARD                      $ (2,942,319)      $ (3,064,495)      $   (505,274)

See Notes to Financial Statements.

TMCI ELECTRONICS, INC. AND SUBSIDIARIES

STATEMENTS OF CASH FLOWS

================================================================================

                                                                                           YEARS ENDED DECEMBER 31,
                                                                                 ----------------------------------------------
                                                                                   1 9 9 7          1 9 9 6          1 9 9 5
                                                                                 ------------     ------------     ------------
                                                                                         [CONSOLIDATED]             [COMBINED]
   NET CASH - OPERATING ACTIVITIES - FORWARDED                                   $ (1,129,241)    $   (730,297)    $  1,284,601
                                                                                 ------------     ------------     ------------
   NET CASH - INVESTING ACTIVITIES - FORWARDED                                     (2,942,319)      (3,064,495)        (505,274)
                                                                                 ------------     ------------     ------------
FINANCING ACTIVITIES:
   Proceeds from Public Offering                                                           --        6,036,798               --
   Advances Under Line of Credit                                                    4,672,732        2,684,742           51,513
   Repayments of Line of Credit                                                    (1,454,597)      (3,744,318)              --
   Proceeds of Notes Payable                                                        4,359,518        2,018,190          137,085
   Repayment of Bridge Loans                                                               --       (1,000,000)              --
   Repayment of Note Payable                                                       (3,339,256)      (2,021,705)        (625,827)
   Repayment of Capital Lease Obligations                                                  --         (734,742)        (251,886)
   Payments of Deferred Offering Costs                                                     --               --         (292,986)
   Proceeds from Bridge Loans                                                              --               --        1,000,000
   Advance from Affiliates                                                                 --               --         (100,182)
   Other                                                                                   --               --          (11,288)
                                                                                 ------------     ------------     ------------
   NET CASH - FINANCING ACTIVITIES                                                  4,238,397        3,238,965          (93,571)
                                                                                 ------------     ------------     ------------
   NET [DECREASE] INCREASE IN CASH                                                    166,837         (555,827)         685,756
CASH - BEGINNING OF YEARS                                                             145,845          701,672           15,916
                                                                                 ------------     ------------     ------------
   CASH - END OF YEARS                                                           $    312,682     $    145,845     $    701,672
                                                                                 ============     ============     ============
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
   Cash paid during the years for:
     Interest                                                                    $    563,658     $    316,567     $    578,492
     Income Taxes                                                                $    159,920     $    468,419     $    156,707

SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:

   The following table sets forth property and equipment costs which were completely financed through equipment contracts:

                                                                                 $  2,496,925     $    643,451     $    124,035

   See Note 4 with respect to the purchase of businesses.

   See Note 14 for information on related party transactions.

   In November 1995, the Company incurred a non-cash finance charge of $750,000 in connection with bridge financing, of which $462,122 and $287,878 was charged to operations at December 31, 1996 and 1995, respectively [See Note 13].

   See Note 2 for information about the exchange of shares.

See Notes to Financial Statements.

TMCI ELECTRONICS, INC. AND SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS

================================================================================


[1] FINANCIAL STATEMENT PRESENTATION, ORGANIZATION AND NATURE OF OPERATIONS

The financial statements presented include the results of operations of the parent company, TMCI Electronics, Inc. ["TMCI"], and its wholly-owned subsidiaries, Touche Manufacturing, Inc. ["Touche"], Touche Electronics, Inc. ["TEI"], Enterprise Industries, Inc. ["Enterprise" or "EII"] and Trinity Electronics, Inc. ["Trinity"] [collectively, the "Company"]. The Company's revenues are predominately generated from the manufacture and sale of custom-fabricated metal enclosures for manufacturers of computers, telecommunications equipment, semiconductor manufacturing test equipment and medical test equipment. The Company also assembles and installs wire cable harnesses used in custom-fabricated metal enclosures for manufacturers of computers, telecommunications test equipment and medical test equipment. The Company sells to original equipment manufacturers primarily located in the Silicon Valley, California area.

All significant intercompany amounts have been eliminated for all periods presented.

[2] BASIS OF PRESENTATION

The combined financial statements for the period ended December 31, 1995 give retroactive effect to the acquisition by TMCI of all of the outstanding common stock of TEI [an S corporation] and Touche on March 5, 1996. The financial statements of the Company are presented on a consolidated basis commencing as of such date. The separate results of TEI and Touche have been combined on an as-if pooling basis consistent with that of consolidated financial statements giving retroactive effect to the issuance of 27,280 shares of the Company's common stock to the stockholders of TEI, and 567,600 shares of the Company's common stock to the stockholders of Touche. Additionally, the S corporation equity section of TEI has been reclassified to additional paid-in capital. No adjustment of assets to "fair value" had been recorded and all intercompany balances and transactions were eliminated. The accompanying combined financial statements for 1995 became the historical financial statements upon issuance of financial statements subsequent to March 5, 1996.

[3] SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH EQUIVALENTS - Cash equivalents are comprised of certain highly liquid investments with a maturity of three months or less when purchased. At December 31, 1997 and 1996, there were no cash equivalents.

INVENTORY - Inventory is recorded at the lower of cost or market. Cost, which includes materials, labor and overhead, is determined using the first-in, first-out method. The Company reviews inventory items and charges earnings if it is determined that such inventory has become obsolete. During the years ended December 31, 1997, 1996 and 1995, the Company charged $78,000, $40,000 and $-0-, respectively.

PROPERTY AND EQUIPMENT AND DEPRECIATION - Property and equipment is stated at cost. Depreciation is computed utilizing the straight-line method over the estimated useful lives of the assets which range from 5 to 7 years.

TMCI ELECTRONICS, INC. AND SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS, SHEET #2

================================================================================

[3] SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES [CONTINUED]

GOODWILL AMORTIZATION - Goodwill is amortized utilizing the straight-line method over a period of 15 years. Total accumulated amortization as of December 31,1997 and 1996 was $275,198 and $27,593, respectively.

DEFERRED LOAN COSTS - Deferred loan costs have been amortized over the term of the loan using the straight-line method which approximates the interest method.

EARNINGS PER SHARE - The Financial Accounting Standards Board has issued Statement of Financial Accounting Standards ["SFAS"] No. 128, "Earnings per Share"; which is effective for financial statements issued for periods ending after December 15, 1997. Accordingly, earnings per share data in the financial statements for the year ended December 31, 1997, have been calculated in accordance with SFAS No. 128. Prior periods earnings per share data have been recalculated as necessary to conform prior years data to SFAS No. 128.

SFAS No. 128 supersedes Accounting Principles Board Opinion No. 15, "Earnings per Share," and replaces its primary earnings per share with a new basic earnings per share representing the amount of earnings for the period available to each share of common stock outstanding during the reporting period. SFAS No. 128 also requires a dual presentation of basic and diluted earnings per share on the face of the statement of operations for all companies with complex capital structures. Diluted earnings per share reflects the amount of earnings for the period available to each share of common stock outstanding during the reporting period, while giving effect to all dilutive potential common shares that were outstanding during the period, such as common shares that could result from the potential exercise or conversion of securities into common stock.

The computation of diluted earnings per share does not assume conversion, exercise, or contingent issuance of securities that would have an antidilutive effect on earnings per share [i.e., increasing earnings per share or reducing loss per share]. The dilutive effect of outstanding options and warrants and their equivalents are reflected in dilutive earnings per share by the application of the treasury stock method which recognizes the use of proceeds that could be obtained upon exercise of options and warrants in computing diluted earnings per share. It assumes that any proceeds would be used to purchase common stock at the average market price during the period. Options and warrants will have a dilutive effect only when the average market price of the common stock during the period exceeds the exercise price of the options or warrants.

The 1995 weighted average number of shares gives retroactive effect for the shares issued in the business combination [See Note 2 ].

Securities that could potentially dilute earnings per share in the future are disclosed in Note 22.

ADVERTISING - The Company expenses advertising costs as incurred. Total advertising costs charged to expense amounted to $15,613, $18,316 and $11,874 for the years ended December 31, 1997, 1996 and 1995, respectively.

STOCK OPTIONS - The Company accounts for employee stock-based compensation under the intrinsic value based method as prescribed by Accounting Principles Board ["APB"] Opinion No. 25. The Company applies the provisions of Statement of Financial Accounting Standards ["SFAS"] No. 123 to non-employee stock-based compensation and the pro forma disclosure provisions of that statement to employee stock-based compensation.

TMCI ELECTRONICS, INC. AND SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS, SHEET #3

================================================================================

[3] SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES [CONTINUED]

IMPAIRMENT - Certain long-term assets of the Company, including goodwill, are reviewed when changes in circumstances warrant as to whether their carrying value has become impaired, pursuant to guidance established in Statement of Financial Accounting Standards ["SFAS"] No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." Management considers assets to be impaired if the carrying value exceeds the future projected cash flows from related operations [undiscounted and without interest charges]. If impairment is deemed to exist, the assets will be written down to fair value.

RISK CONCENTRATIONS - Financial instruments that potentially subject the Company to concentrations of credit risk include cash and accounts receivable arising from its normal business activities. The Company places its cash with high credit quality financial institutions located in the western United States.

The Company periodically has money in financial institutions that is subject to normal credit risk beyond insured amounts. This credit risk, representing the excess of the bank's deposit liabilities reported by the bank over the amounts that would have been covered by federal insurance, amounted to approximately $490,000 and $191,000 at December 31, 1997 and 1996, respectively.

The Company's extension of credit to its customers, which are primarily located in the Silicon Valley, California, results in accounts receivable arising from its normal business activities. The Company does not require collateral from its customers, but routinely assesses the financial strength of its customers. Based upon factors surrounding the credit risk of its customers and the Company's historical collection experience, an allowance for uncollectible accounts amounting to $160,356 and $93,279 has been established at December 31, 1997 and 1996, respectively. The Company believes that its accounts receivable credit risk exposure beyond such allowance is limited. Such assessment may be subject to change in the near term.

The Company had sales to two unrelated customers in the computer industry approximating $5,494,000, $4,548,000 representing 14% and 12%, respectively, of the Company's total net sales for the year ended December 31, 1997. The Company had sales to three unrelated customers in the computer industry approximating $7,404,000, $6,285,000 and $3,487,600 representing 28%, 24% and 13%, respectively, of the Company's total net sales for the year ended December 31, 1996. For the year ended December 31, 1995, sales to these three unrelated customers approximated $9,273,000, $5,058,000 and $5,339,000 representing 33%, 18% and 19%, respectively. The loss of one or more of these customers may have a severe impact on the Company in the near term.

RECLASSIFICATIONS - Previously, the Company classified as operating expenses certain overhead items relating to inventory and cost of goods sold. Commencing in 1997, the Company is classifying all overhead items into costs of goods sold, and prior year cost of sales amounts have been reclassified to reflect this change. As a result of this reclassification, cost of goods sold increased in the approximate amount of $3,146,000 and $1,705,000 for the years ended 1996 and 1995, respectively. Such change had no effect on previously reported net income or earnings per share. Certain other items in the 1996 and 1995 financial statements have been reclassified to conform to the 1997 presentation.

TMCI ELECTRONICS, INC. AND SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS, SHEET #4

================================================================================

[4] BUSINESS ACQUISITIONS

[A] TRINITY ELECTRONICS, INC. - On December 22, 1997, the Company completed the merger of Trinity Electronics, Inc., a California corporation ["Trinity"] with and into TMCI/Trinity Acquisition Corp., a wholly owned subsidiary of the Company [the "Merger"].The merger agreement is effective as of October 1, 1997. The Company paid a total consideration of $4,290,000 in connection with the Merger, including $1,000,000 in cash, $1,000,000 in a promissory note due March 9, 1998, $290,000 in a promissory note due January 4, 1998 and $2,000,000 in common stock of the Company resulting in the issuance of 404,539 shares of the common stock of the Company. The common stock issued in connection with the Merger is being held in escrow as security for the representations and warranties of Trinity and the sole shareholder of Trinity and as security for the performance of the sole shareholder of Trinity of his obligations pursuant to the Employment Agreement [See Note 16] entered into in connection with the Merger. The Company acquired assets of approximately $962,000 and assumed certain liabilities of approximately $255,000. The acquisition was accounted for utilizing the purchase method and the operations of the new division are included in the Company's results of operations from October 1, 1997. Goodwill of approximately $3,583,000 was recorded in connection with the transaction which is being amortized utilizing the straight-line method over a period of 15 years. Amortization expense of $61,749 was recorded for the period ended December 31, 1997 and accumulated amortization amounted to $61,749 at December 31, 1997.

[B] ENTERPRISE INDUSTRIES, INC. - On January 24, 1997, the Company acquired 100% of the outstanding shares of capital stock of Enterprise Industries, Inc. ["Enterprise"], a North Hollywood, California based metal stamping manufacturing business for a total purchase price of $1,500,000, consisting of $1,000,000 in cash and the issuance of 96,560 shares of the Company's common stock. The common stock issued in connection with the acquisition is being held in escrow for a period of two years pending any final adjustments and unrecorded items with respect to the book value of Enterprise's assets and liabilities as well as certain representations and warranties made by the seller as defined in the agreement. Any final adjustments would be recorded against goodwill. The Company utilized the purchase method and acquired assets of approximately $1,623,000 and assumed liabilities of approximately $323,000 resulting in goodwill of approximately $274,000. The goodwill is being amortized utilizing the straight-line method over a period of 15 years. Amortization expense of $18,267 was recorded for the period ended December 31, 1997 and accumulated amortization amounted to $18,267 at December 31, 1997. At the same time, the Company entered into an employment contract with the President of Enterprise [See Note 16].

[C] PEN INTERCONNECT, INC. - Effective November 1, 1996, the Company acquired substantially all of the assets and assumed certain liabilities of Pen Interconnect, Inc.'s San Jose Division [a manufacturer of wire cable harnesses] for a purchase price of $3,300,000. The Company acquired assets of approximately $1,309,000 and assumed certain liabilities of $372,000. The consideration paid consisted of $2,000,000 in cash, $900,000 in promissory notes and 134,172 shares of TMCI common stock with an agreed-upon guaranteed value of $400,000 at the date of acquisition of which 80,503 shares were held in escrow subject to the outcome of an earn out agreement entered into between the Company and Pen Interconnect, Inc. The promissory notes in the amount of $900,000 were subsequently exchanged for 132,023 shares of the Company's common stock in connection with the settlement. See following discussion on the exchange of the promissory notes for common stock and cancellation of common shares below. The acquisition was accounted for utilizing the purchase method and the operations of the new division are included in the Company's results of operations from November 1, 1996. Goodwill of approximately $2,577,000 [of which approximately $214,000 was for legal and accounting costs directly related to the acquisition] was recorded in connection with the transaction which is being amortized utilizing the straight-line method over a period of 15 years. In addition, during December 1997, $142,412 was recorded as an adjustment to goodwill as a result of the settlement discussed below. Amortization expense of $167,589 and $27,593 was recorded for the period ended December 31, 1997 and 1996, and accumulated amortization amounted to $195,182 and $27,593 at December 31, 1997 and 1996, respectively.

TMCI ELECTRONICS, INC. AND SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS, SHEET #5

================================================================================

[4] BUSINESS ACQUISITIONS [CONTINUED]

[C] PEN INTERCONNECT, INC. [CONTINUED] - On December 5, 1997, the Company settled its outstanding litigation with Pen Interconnect, Inc. ["Pen"] relating to the asset purchase agreement entered into on November 1, 1996 [the "Agreement"] pursuant to which the Company purchased certain assets from Pen. The litigation involved a claim by the Company that the inventory purchased pursuant to the Agreement had a value of $716,249 rather than the $1,596,905 value given to the inventory in the Agreement. As consideration for release of the claim by the Company, Pen cancelled its earn out agreement [the "Earn Out Agreement"] that the Company entered into on November 1, 1996 in connection with the Agreement. Among other things, cancellation of the Earn Out Agreement resulted in the cancellation of 80,503 shares of the common stock of the Company issued to Pen and in the cancellation of the ability of Pen to receive an additional $600,000 in consideration based on the performance of the division sold to the Company pursuant to the Agreement. In addition, Pen cancelled approximately $900,000 in principal amount and approximately $85,000 in accrued interest on two notes [the "Notes"] issued in connection with the Agreement. Further, Pen released Rolando Loera, the Chief Executive Officer of the Company from the personal guaranty that he gave on the Notes and terminated an action that it filed in the Superior Court of Santa Clara County California to enforce said guaranty. Finally, Pen agreed to cooperate with the Company in obtaining an audit of the division of Pen acquired by the Company so that the Company could file the necessary financial statements with the Securities and Exchange Commission.

In connection with the settlement of its claim, the Company delivered 132,023 shares of its common stock in exchange for the cancellation of the Notes. In addition, the Company released from escrow 53,669 shares that it had been holding as security for the representations and warranties made by Pen in the Agreement. Further, the Company delivered to Pen an additional 5,367 shares of its common stock in satisfaction of its obligation to issue additional common stock for the collection of the accounts receivable in the Agreement. Finally, the Company waived certain additional claims with respect to approximately $77,000 in other undisclosed liabilities.

The following pro forma unaudited information presents the results of the combined operations of TMCI Electronics, Inc., Enterprise, Trinity and San Jose Division of Pen Interconnect, Inc., treating all as if they were a subsidiary of TMCI Electronics, Inc. for the entire years ended December 31, 1997 and 1996 with pro forma adjustments as if the acquisition had been consummated as of the beginning of 1996. This pro forma information does not purport to be indicative of what would have occurred had the acquisitions been made as of January 1, 1996 and 1997 or results which may occur in the future.

                                                 Year ended December 31,
                                            ----------------------------------
                                              1 9 9 7                1 9 9 6
                                            ------------          ------------
Total Revenues                              $ 42,292,876          $ 38,534,769
Net Income                                  $  1,371,614          $    634,049
Net Income Per Share - Basic                $        .35          $        .16
Net Income Per Share - Diluted              $        .32          $        .16

TMCI ELECTRONICS, INC. AND SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS, SHEET #6

================================================================================

[5] INVENTORY

Inventory consisted of the following:

                                                         December 31,
                                               ---------------------------------
                                                 1 9 9 7               1 9 9 6
                                               ----------             ----------
Raw Materials                                  $6,231,925             $3,015,968
Work-in Process                                 2,409,901              1,465,951
Finished Goods                                  1,079,224                688,742
                                               ----------             ----------
   TOTALS                                      $9,721,050             $5,170,661
                                               ==========             ==========

[6] NOTES RECEIVABLE - STOCKHOLDERS

During 1996, the Company had advanced $166,226 to three stockholders bearing interest at 10% with a 10 year amortization period commencing December 1, 1997. During the year ended December 31, 1997, the Company recorded $17,378 in interest income and the total advances increased to $183,604.

[7] PROPERTY AND EQUIPMENT AND DEPRECIATION

Property and equipment is comprised of the following:

                                                          December 31,
                                                  ------------------------------
                                                     1 9 9 7           1 9 9 6
                                                  ------------      ------------
Machinery and Equipment                           $  8,341,241      $  5,036,652
Furniture and Fixtures                                 992,909           620,838
Transportation Equipment                               268,525           223,397
Leasehold Improvements                                 451,608           117,699
                                                  ------------      ------------
Totals                                              10,054,283         5,998,586
Less:  Accumulated Depreciation                      3,471,023         2,360,286
                                                  ------------      ------------
   TOTALS                                         $  6,583,260      $  3,638,300
                                                  ============      ============

Depreciation expense amounted to $1,205,452, $812,131 and $702,056 for the years ended December 31, 1997, 1996 and 1995, respectively.

[8] DUE FROM RELATED PARTY

The Company has amounts due from an entity controlled by the majority stockholder of the Company with interest to 10% per annum. At December 31, 1997 and 1996, the balance due the Company amounted to $469,878 and $473,952, respectively. Interest income on these amounts approximated $35,000 for each of the years ended December 31, 1997, 1996 and 1995.

[9] DUE FROM STOCKHOLDER - NONCURRENT

The December 31, 1997 and 1996 balance due from stockholder is comprised of two unsecured promissory notes due on demand from the Company's president. Each of the notes call for interest payable at 10% per annum. Interest income on these amounts approximated $20,000 for each of the years ended December 31, 1997, 1996 and 1995. The cumulative balance outstanding of these notes was $111,984 and $238,167 at December 31, 1997 and 1996, respectively.

TMCI ELECTRONICS, INC. AND SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS, SHEET #7

================================================================================

[10] LINES OF CREDIT

In June 1997, the Company renewed and re-negotiated a new credit agreement with its bank. The new credit agreement increased the Company's lines of credit to $5,500,000, increased its term debt by $2,000,000, and allowed the Company to refinance its existing long-term debt obligations based on a reduced interest rate. The new and existing credit facilities bear interest at rates ranging from prime plus .50% to prime plus .25%, are collateralized by all corporate assets and have been used to pay off the former line of credit and other debt aggregating approximately $3,200,000. The available portion of the line of credit was $-0- [based upon eligible accounts receivable] at December 31, 1997. This new credit agreement requires the Company, among other things, to maintain minimum levels of earnings, tangible net worth and certain minimum financial ratios. Effective December 31, 1997, the Company was not in compliance with certain covenants with its bank and subsequently cured such defaults as a result of the Company's refinancing of the line [See Note 23]. The line of credit contained negative covenants among other provisions, requiring the consent for the disposition of assets, acquisition or merger of any business, guaranty of any third party obligations, capital restructure, and any distributions or payment of any dividends in cash or in stock. The weighted average interest rate on short-term borrowings at December 31, 1997 and 1996 was 9.24 percent and 11.3 percent, respectively.

[11] NOTES PAYABLE

Notes payable consist of the following:

                                                                                            December 31,
                                                                                      ------------------------
                                                                                        1 9 9 7      1 9 9 6
                                                                                      ----------   -----------
Notes payable to financial institution with monthly payments of $55,168 including principal and interest at .25% above prime, maturing
   November 1, 2001, collateralized by all corporate assets                           $1,914,815   $ 1,691,747

Promissory notes to a stockholder [the former owner of Trinity] in the amount of
   $1,313,493 bearing interest at 9% per annum; maturing in
   April 1998 and March 1998; unsecured.                                               1,313,493            --

Bridge loan to financial institution; bears interest at 10.5%; refinanced in
   February 1998; collateralized by equipment; [See Note 22].                          1,000,000            --

Notes payable to financial institution with monthly payments of $20,061 principal and interest bearing interest at prime plus .25%; maturing
   November 2001; collateralized by machinery and equipment.                             696,593            --

Notes payable to financial institution with monthly payments of $4,675 with interest only at 8.75% until January 1998 convertible into term
   debt; maturing August 2002; collateralized by machinery and equipment.                620,520            --

Note payable to financial institution with monthly payments of $12,381 interest only; bearing interest at prime plus .25%; convertible into term debt in
   January 1998; maturing August 2002, collateralized by
   machinery.                                                                            594,294            --
                                                                                      ----------   -----------
Totals - Forward                                                                      $6,139,715   $ 1,691,747

TMCI ELECTRONICS, INC. AND SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS, SHEET #8

================================================================================

[11] NOTES PAYABLE [CONTINUED]

                                                                                            December 31,
                                                                                      ------------------------
                                                                                        1 9 9 7       1 9 9 6
                                                                                      -----------   ----------
Totals - Forwarded                                                                    $ 6,139,715   $1,691,747

Note payable to financing company with monthly payments of $12,435 principal and interest; bearing interest at 8.7%; maturing May 2002;
   collateralized by machinery.                                                           540,326           --

Note payable to a financing company with monthly payments of $5,461; bearing interest at 11.2%; maturing February 2001; collateralized by
   equipment.                                                                             168,209           --

Note payable to financial institution with monthly payments of $4,181 principal and interest bearing interest at 9.5% per annum; maturing
   May 2001; collateralized by machinery and equipment.                                   128,376           --

Note payable to financial institution with monthly payments of $6,293 including principal and interest at 8.35% per annum; matures March
   2001; collateralized by machinery and equipment                                             --      269,393

Promissory notes in the amounts of $500,000 and $400,000 issued in connection with the acquisition of the cable company, bears interest at the prime rate plus .5% with monthly payments of $33,276, exchanged for common stock of the
   Company in November 1997
   [See Note 4C]                                                                               --      900,000
                                                                                      -----------   ----------
Totals                                                                                  6,976,626    2,861,140
Less: Current Portion including Promissory Note to a Stockholder                        3,368,749      796,867
                                                                                      -----------   ----------
   NONCURRENT PORTION                                                                 $ 3,607,877   $2,064,273
                                                                                      ===========   ==========

The prime rate was 8.50% at December 31, 1997.

Current maturities on long-term debt at December 31, 1997 are as follows:

December 31,
    1998                                             $3,368,749
    1999                                              1,129,854
    2000                                              1,147,843
    2001                                              1,033,239
    2002                                                296,941
    Thereafter                                               --
                                                     ----------
    TOTAL                                            $6,976,626
                                                     ==========

TMCI ELECTRONICS, INC. AND SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS, SHEET #9

================================================================================

[12] BRIDGE NOTES PAYABLE

In November and December 1995, the Company borrowed an aggregate of $1,000,000 in bridge loans, as evidenced by four promissory notes of $250,000 each bearing a rate of eight percent [8%] simple interest. The loans matured on the consummation of the public offering of the Company's securities [See Note 17C]. As additional consideration, solely for making the loans, the Company granted the lenders the right to receive an aggregate of 200,000 units ["Bridgeholder's Units"]. Each Bridgeholder's Unit consists of (i) two shares of Common Stock,
(ii) two Class A Redeemable Common Stock Purchase Warrants ["Class A Warrants"] and (iii) two Class B Redeemable Common Stock Purchase Warrants ["Class B Warrants"]. The Company valued these units at $3.75 per unit taking into consideration restrictions imposed on the holders of the Bridge Units as to the salability of the units issued. The Company accounted for the $750,000 value of the Bridgeholder's Units as debt issue costs which were amortized by the straight-line method which approximates the interest method over the life of the promissory notes. For the year ended December 31, 1996 and 1995, amortization of $462,122 and $287,878, respectively, of such costs are reflected in the statements of operations.

[13] INCOME TAXES

Commencing March 5, 1996, the Company filed its tax returns on a consolidated basis with all of its subsidiaries. Prior to March 5, 1996, TMCI and Touche filed separate Subchapter C corporation tax returns and TEI was taxed under the provisions of Subchapter S of the Internal Revenue Code.

Deferred income taxes reflect the tax consequences on future years of differences between the tax bases of assets and liabilities and their financial reporting amounts.

The components of the provision for income taxes are as follows:

                                                                            December 31,
                                                             -------------------------------------------
                                                               1 9 9 7        1 9 9 6           1 9 9 5
                                                             ----------      ----------       ----------
Current Tax Expense:
   Federal                                                   $  554,581      $  126,644       $  354,200
   State                                                          3,200          10,120           66,900
                                                             ----------      ----------       ----------
   Totals                                                       557,781         136,764          421,100
   Less: Benefit of Net Operating Loss Carryforward                  --        (102,300)         (86,100)
                                                             ----------      ----------       ----------
   Total Current Provision                                      557,781          34,464          335,000
                                                             ----------      ----------       ----------
Deferred:
   Federal                                                       93,748          40,658          203,800
   State                                                         34,235         (56,123)          (4,600)
                                                             ----------      ----------       ----------
   Total Deferred Provision                                     127,983         (15,465)         199,200
                                                             ----------      ----------       ----------
   TOTAL PROVISION FOR TAXES                                 $  685,764      $   18,999       $  534,200
                                                             ==========      ==========       ==========

TMCI ELECTRONICS, INC. AND SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS, SHEET #10

================================================================================

[13] INCOME TAXES [CONTINUED]

The components of the deferred tax liability are as follows:

                                                                              December 31,
                                                                       -------------------------
                                                                        1 9 9 7         1 9 9 6
                                                                       ---------       ---------
Deferred Tax Asset:
   Alternative Minimum Tax Credits                                     $  29,626       $  59,717
   Bad Debt Allowance                                                     63,876          37,441
   Inventory Capitalization                                               30,746          21,230
   Unused State Tax Credit                                                59,128          69,603
                                                                       ---------       ---------
   Deferred Tax Asset - Current                                          183,376         187,991
Deferred Tax Liabilities:
   Excess Tax Over Book Accumulated Depreciation - Non-Current          (560,180)       (436,781)
                                                                       ---------       ---------
   NET DEFERRED TAX LIABILITIES                                        $(376,804)      $(248,790)
                                                                       =========       =========

A reconciliation between the Company's effective tax rate and the U.S. statutory rate follows:

                                                      1 9 9 7        1 9 9 6        1 9 9 5
                                                      -------        -------        -------
U.S. Statutory Rate Applied to Pretax Income             34%            34%            34%
State Tax Provision - Net of Federal Tax Benefit          5              6              6
Effect of S Corporation Operations                       --             13              2
Net Operating Loss Carryforward                          --            (42)            --
Other                                                    (1)            --             11
                                                      -----          -----          -----
   TOTAL EFFECTIVE TAX RATE                              38%            11%            53%
                                                      =====          =====          =====

As of December 31, 1996, the Company utilized the remaining balance of its net operating loss carryforward as an offset to its federal and state income tax expense.

[14] RELATED PARTY TRANSACTIONS

In 1995, Touche owed Textron Financial approximately $401,700 which Antonio Zertuche, Touche's landlord, agreed to repay in exchange for Touche's promissory note to make monthly installments of approximately $6,322, including interest at 11.5% per annum, maturing December 1996. In January 1996, the Company refinanced the note, and issued a new note for approximately $291,000 which is the difference between the Company's original note payable of approximately $401,700 and its cancellation of an outstanding note receivable from the landlord of approximately $99,000, plus approximately $11,600 in the overpayment of property taxes on leased property located at 1875 Dobbin Drive, San Jose, California. The new note payable was satisfied in March 1996, from the proceeds of the initial public offering.

In addition to acting as Chairman, President and Chief Executive Officer of the Company, Rolando Loera is also the sole owner of Touche Properties, Inc. ["TPI"], a real estate company which owns and leases the real property located at 1881-1899 Dobbin Drive [the "Property"] to TEI and Touche, two wholly-owned subsidiaries of the Company. The rent payments made by TEI and Touche to TPI amounted to approximately $576,144, $576,144 and $477,640 for the years ended 1997, 1996 and 1995, respectively.

TMCI ELECTRONICS, INC. AND SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS, SHEET #11

================================================================================

[15] EMPLOYEE STOCK PURCHASE PLAN, EMPLOYEES' STOCK OWNERSHIP PLAN AND EMPLOYEES' DEFINED CONTRIBUTION PLAN

The Board of Directors adopted the Company's 1997 Employee Stock Purchase Plan effective December 1, 1997 approved by the stockholders on December 22, 1997. Under such plan, employees of the Company, including executive officers may defer up to 20% of their annual compensation for the purchase of common stock of the Company at a price of 85% of the fair market value of the common stock on the date of issuance. The plan provides for the issuance of up to 250,000 shares.

TMCI has a Noncontributory Employees' Stock Ownership Plan ["the Plan"] covering all full-time employees who have met certain service requirements. It provides for discretionary contributions by TMCI as determined annually by the directors and stockholders. As of December 31, 1997 and 1996, the Plan owned approximately
 .7% and .8%, respectively, of TMCI's outstanding shares.

The Company has a voluntary 401(k) savings plan covering all eligible employees. The Company matches up to 5% of all contributions on a discretionary basis and each employee vests 100% over 7 years. The Company's contributions which were charged to expense for the years ended December 31, 1997, 1996 and 1995 were $4,026, $5,036 and $1,945, respectively.

[16] COMMITMENTS AND CONTINGENCIES

CONSTRUCTION CONTRACT - In December 1997, Enterprise entered into a construction contract in the amount of $488,532 to demolish and remove an existing building and to construct an addition to its primary facility. Enterprise anticipates that the contract will be paid with cash generated from operations.

OPERATING LEASES - The Company leases its production and administrative facilities. This obligation extends through April 2013. Annual rental increases on each January 1st shall be adjusted per the average annual Consumer Price Index - San Francisco/Oakland/San Jose Metropolitan Area. Beginning on May 1, 2003 and continuing through the remaining lease term, the base rent will be the prevailing market rate.

A portion of the Company's production and administrative facilities are leased from an affiliate, Touche' Properties, Inc. which is 100% owned by the Company's sole stockholder. The leases commenced in November 1993 and November 1996 and expire in November 2013. In addition, the Company's newly acquired wholly-owned subsidiary, Trinity will be entering into a new lease agreement with Touche Properties, Inc. The agreement has not been drafted nor executed as of February 20, 1998 and accordingly, the below future minimum lease payments do not include such payments in the related party leases.

Minimum lease payments for the next five years and thereafter [not including the CPI increases] are:

                                         Related Party      Third Party
                                             Leases            Leases
                                         -------------     ------------
1998                                     $     576,144     $  1,125,227
1999                                           576,144        1,104,045
2000                                           576,144        1,104,045
2001                                           576,144          950,160
2002                                           576,144          950,160
Thereafter                                   6,289,572        8,766,840
                                         -------------     ------------
   TOTALS                                $   9,170,292     $ 14,000,477
                                         =============     ============

Total rent expense amounted to $1,901,356, $1,038,626 and $730,417 for the years ended December 31, 1997, 1996 and 1995, respectively.

The Company has minimum future sublease rental income due in the amount of $45,000 in 1998

TMCI ELECTRONICS, INC. AND SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS, SHEET #12

================================================================================

[16] COMMITMENTS AND CONTINGENCIES [CONTINUED]

EMPLOYMENT AGREEMENTS - In connection with the merger of Trinity Electronics, Inc. with and into a wholly owned subsidiary of the Company, TMCI/Trinity Acquisition Corp. ["New Trinity"] entered into an employment agreement with the President of Trinity Electronics, Inc. and New Trinity [the "Trinity Employment Agreement"]. The Trinity Employment Agreement calls for the president of New Trinity to serve in that capacity for five years at an annual salary of $150,000 per year with an annual bonus [payable in quarterly installments] of not less than $25,000 per year. In addition to other benefits offered to all employees, the president of New Trinity shall receive an auto allowance of $1,450 per month. In the event of voluntary termination by the president of New Trinity or termination for cause or malfeasance as defined in the employment agreement, then the president of New Trinity is subject to a covenant not to compete, as more fully detailed in the employment agreement, for the shorter of (i) two years from the date of termination of employment or (ii) five years from the effective date of the employment agreement.

In connection with the acquisition of all of the outstanding shares of Enterprise, a California corporation, the Company entered into an employment agreement with the chief executive officer of Enterprise [the "Enterprise Employment Agreement"]. The Enterprise Employment Agreement calls for the chief executive officer of Enterprise to serve in that capacity for a term of five years starting at an annual salary of $50,000 and increasing in increments to $105,000 by the year 2001 with an annual bonus of 1% of sales of Enterprise and a 10% earn out provision as defined in the agreement. The agreement is terminable at the will of either party. In addition, to other benefits offered to all employees, the chief executive officer of Enterprise shall receive an auto allowance of $550 per month. In the event of termination other than for cause or malfeasance, as defined, by the Company, then the chief executive officer shall receive $100,000 if termination occurs in the first year, $75,000 if termination occurs in the second year, and $50,000 if termination occurs in the third, fourth or fifth years.

The Company has entered into an employment agreement ["Agreement] dated as of December 28, 1995 with its president. The term of employment commenced on March 5, 1996, the effective date of the public offering and will expire on the fifth anniversary thereof. The annual salary under the Agreement is $225,000. The term of employment will be automatically extended for an additional five year term in the absence of notice from either party. This salary may be increased to reflect annual cost of living increases and may be supplemented by discretionary and performance increases as may be determined by the Board of Directors except that during the first three years following the effective date, his salary may not exceed $225,000. The Agreement provides that during the initial three years of the term of employment, an annual bonus of $100,000 will be awarded to the president. The 1997 and 1996 bonus was relinquished by the President. Bonuses during the remainder of the term of employment will be at the discretion of the Board of Directors.

The Agreement provides, among other things, for participation in an equitable manner in any profit-sharing or retirement plan for employees or executives and for participation in other employee benefits applicable to employees and executives of the Company. The Agreement further provides for the use of an automobile and other fringe benefits commensurate with his duties and responsibilities. The Agreement also provides for benefits in the event of disability.

If employment by the Company of Mr. Loera terminates or Mr. Loera becomes unable to perform his duties, the Company may be adversely affected.

TMCI  ELECTRONICS, INC. AND SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS, SHEET #13

================================================================================

[17] STOCKHOLDERS' EQUITY

[A] DESCRIPTION OF SECURITIES - The authorized capital stock of the Company consists of 25,000,000 shares of common stock, $.001 par value per share. All shares of common stock are entitled to share equally in dividends from sources legally available therefor when, as and if declared by the Board of Directors and, upon liquidation or dissolution of the Company, whether voluntary or involuntary, to share equally in the assets of the Company available for distribution to stockholders. All outstanding shares of common stock are validly authorized and issued, fully paid and nonassessable.

[B] ISSUANCE OF COMMON STOCK - On November 6, 1995, the Company issued 600,000 shares of its common stock to its then sole stockholder in exchange for $1,000, which is reflected retroactively in the statement of stockholders' equity.

[C] PUBLIC OFFERING - On March 11, 1996, the Company closed the initial public offering of its securities resulting in net proceeds to the Company of approximately $5,700,000. The Company sold 1,472,000 Units consisting of one share of common stock, $0.001 par value per share, and one redeemable Class A warrant at a price of $5.00 per Unit. Each Class A warrant entitles the holder to purchase one share of common stock at a price of $5.50 per share for a period of four years beginning March 5, 1997. The Company may redeem the Class A warrants any time after March 5, 1997, upon thirty days written notice, if the average closing price or bid price of the common stock, as reported by the principal market on which the common stock is quoted or traded, equals or exceeds $8.75 per share, for any 20 consecutive trading days ending within five days prior to the date of the notice of redemption. The Company used a portion of the proceeds from the offering to repay the bridge notes described in Note 12.

Effective with the offering, the Company sold the underwriter an option to purchase up to an aggregate of 128,000 units. Each unit shall be exercisable during the four-year period commencing one year after March 11, 1996. The exercise price of the units issuable upon exercise of the underwriter's units during the period of exercisability shall be $8.25.

[D] CONVERSION OF DEBT-TO-EQUITY - Immediately prior to the public offering, the holders of the convertible promissory notes exercised the conversion right of the notes and exchanged them for 298,720 shares of TMCI.

[E] STOCK PURCHASE AGREEMENTS - On December 28, 1995, the Company entered into Stock Purchase Agreements [the "Agreements"] with the stockholders of Touche and TEI to acquire all of the issued and outstanding stock of Touche and TEI. Immediately prior to the public offering, the Company exchanged its shares of Touche and TEI for 567,600 and 27,280 shares, respectively, of TMCI.

[F] 1997 STOCK OPTION PLAN -The Board of Directors adopted the Company's 1997 Stock Option Plan, effective December 1, 1997, approved by the stockholders on December 22, 1997. Under such plan, key employees and officers and consultants of the Company may be granted options to purchase shares of the Company's Common Stock at their fair market value on the date of grant. The plan provides for an aggregate of 1,000,000 options. There were no options granted as of December 31, 1997.

Any future awards will be determined by the Board of Directors or a Committee established by the Board.

1995 STOCK OPTION PLAN - The Company has adopted a stock option plan, effective December 22, 1995. Under such plan, key employees and officers and consultants of the Company will be granted options to purchase shares of the Company's common stock at their fair market value on the date of grant. The plan provides for an aggregate of 500,000 options. On December 22, 1995, the Company's president was granted options to purchase 100,000 shares of common stock at $3.75 per share. The options vest two years from the date of grant and will expire in December 2005. The Plan also permits stock appreciation rights to be granted in tandem with options.

TMCI ELECTRONICS, INC. AND SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS, SHEET #14

================================================================================

[17] STOCKHOLDERS' EQUITY [CONTINUED]

[F] 1995 STOCK OPTION PLAN [CONTINUED] - A summary of the activity under the plan is as follows:

                                                            Weighted Average
                                                               Remaining         Weighted-
                                                              Contractual         Average
                                                Shares            Life         Exercise Price
                                              ----------    ----------------   --------------
BALANCE - DECEMBER 31, 1994                           --

Granted                                          100,000         10 Years          $3.75
Exercised                                             --
Forfeited/Expired                                     --
                                              ----------
   OUTSTANDING - DECEMBER 31, 1995               100,000         10 Years          $3.75

Granted                                               --
Exercised                                             --
Forfeited/Expired                                     --
                                              ----------
   OUTSTANDING - DECEMBER 31, 1996               100,000          9 Years          $3.75

Granted                                          324,500         10 Years          $4.88
Exercised                                             --
Forfeited/Expired                                     --
                                              ----------
   OUTSTANDING - DECEMBER 31, 1997               424,500        9.1 Years          $4.61
                                              ==========
   EXERCISABLE - DECEMBER 31, 1997               391,166        9.2 Years          $4.69
                                              ==========

The weighted-average fair value of options granted during the year ended December 31, 1997 and 1996 was $2.79 and $2.77, respectively.

No compensation cost was recognized in the periods presented. Had compensation cost for the Company's stock options issued to employees been determined based per share upon the fair value at the grant date for stock options issued under these plans pursuant to the methodology prescribed under Statement of Financial Accounting Standards ["SFAS"] No. 123, Accounting for Stock-Based Compensation, the Company's net income and basic earnings per share would have been decreased, on a pro forma basis, by approximately $344,900 or $.10 per share and $138,500, or $.05 per share for the years ended December 31, 1997 and 1996, respectively, which is based upon the amortization of the 1997 and 1995 fair value. The effect on 1995 earnings was immaterial. The fair value of stock options granted to employees used in determining the pro forma amounts is estimated at $904,000 and $277,000 during 1997 and 1995 using the Black-Scholes option-pricing model for the pro forma amounts with the following weighted average assumptions:

                                                   December 31,
                                     ------------------------------------------
                                     1 9 9 7          1 9 9 6           1 9 9 5
                                     -------          -------           -------
Risk-free Interest Rate                6.00%             N/A               5.87%
Expected Life                       6 Years              N/A            6 Years
Expected Volatility                   52.57%             N/A              82.07%
Expected Dividends                     None             None               None

TMCI ELECTRONICS, INC. AND SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS, SHEET #15

================================================================================

[17] STOCKHOLDERS' EQUITY [CONTINUED]

[F] 1995 STOCK OPTION PLAN [CONTINUED] - Net income and net earnings per share as reported, and on a pro forma basis as if compensation cost had been determined on the basis of fair value pursuant to SFAS No. 123 is as follows:

                                                            December 31,
                                                    ----------------------------
                                                     1 9 9 7            1 9 9 6
                                                    ----------        ----------
Net Income:
   As Reported                                      $1,136,186          $148,337
   Pro Forma                                        $  791,286          $  9,837

Basic Earnings Per Share:
   As Reported                                      $      .31          $    .05
   Pro Forma                                        $      .22          $     --

Diluted Earnings Per Share:
   As Reported                                      $      .28          $    .05
   Pro Forma                                        $      .20          $     --

The Company has agreed to sell to its underwriter, or their designees, for an aggregate purchase price of $128, an option ["Underwriter's Unit Purchase Option"] to purchase up to an aggregate of 128,000 Units. The Underwriter's Unit Purchase Option shall be exercisable during the four-year period commencing one
(1) year after the effective date of the Company's initial public offering. The Underwriter's Unit Purchase Option may not be assigned, transferred, sold or hypothecated by the underwriter after the Effective Date, except to officers or partners of the underwriters or any of the underwriter and selling group members in this offering. Any profits realized by the underwriter upon the sale of the units issuable upon exercise of the Underwriter's Unit Purchase Option may be deemed to be additional underwriting compensation. The exercise price of the units issuable upon exercise of the Underwriter's Unit Purchase Option during the period of exercisability shall be $8.25. The exercise price of the Underwriter's Unit Purchase Option and the number of shares covered thereby are subject to adjustment in certain events to prevent dilution. For the life of the Underwriter's Unit Purchase Option, the holders thereof are given, at a nominal cost, the opportunity to profit from a rise in the market price of the Company's units, common stock and warrants with a resulting dilution in the interest of other stockholders. The Company may find it more difficult to raise capital for its business if the need should arise while the Underwriter's Unit Purchase Option is outstanding. At any time when the holders of the Underwriter's Unit Purchase Option might be expected to exercise it, the Company would probably be able to obtain additional capital on more favorable terms.

[18] FAIR VALUE OF FINANCIAL INSTRUMENTS

Effective December 31, 1995, the Company adopted Statement of Financial Accounting Standards No. 107, "Disclosure About Fair Value of Financial Instruments," which requires disclosing fair value to the extent practicable for financial instruments which are recognized or unrecognized in the balance sheet. The fair value of the financial instruments disclosed herein is not necessarily representative of the amount that could be realized or settled, nor does the fair value amount consider the tax consequences of realization or settlement. The following table summarizes financial instruments by individual balance sheet classifications:

                                                     December 31, 1997                       December 31, 1996
                                              -------------------------------         -------------------------------
                                               Carrying              Fair              Carrying              Fair
                                                Amount               Value              Amount               Value
                                              -----------         -----------         -----------         -----------
Due from Stockholder                          $    88,167         $    88,167         $   238,167         $   238,167
Note Receivable - Stockholders                $   144,292         $   144,292         $   166,226         $   166,226
Due from Related Party                        $   469,878         $   469,878         $   473,952         $   473,952
Notes Payable - Net of Current Portion        $(3,570,985)        $(3,570,985)        $(2,064,273)        $(2,064,273)

TMCI ELECTRONICS, INC. AND SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS, SHEET #16

================================================================================

[18] FAIR VALUE OF FINANCIAL INSTRUMENTS [CONTINUED]

In assessing the fair value of these financial instruments, the Company was required to make assumptions, which were based on estimates of market conditions and risks existing at that time. For certain instruments, including cash, accounts receivable, notes receivable, accounts payable, amounts due to and from related parties and affiliates, and short-term debt, management estimates that the carrying amount approximated fair value for the majority of these instruments because of their short maturities. Management estimates that the carrying amount of its long-term indebtedness approximates fair value since the interest rates currently offered to the Company for debt of the same remaining maturities approximates the average interest rates which the Company is currently paying.

[19] NEW AUTHORITATIVE ACCOUNTING PRONOUNCEMENTS

The Financial Accounting Standards Board ["FASB"] has issued Statement of Financial Accounting Standards ["SFAS"] No. 130, "Reporting Comprehensive Income." SFAS No. 130 is effective for fiscal years beginning after December 15, 1997. Earlier application is permitted. Reclassification of financial statements for earlier periods provided for comparative purposes is required. SFAS No. 130 is not expected to have a material impact on the Company.

The FASB has issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." SFAS No. 131 changes how operating segments are reported in annual financial statements and requires the reporting of selected information about operating segments in interim financial reports issued to shareholders. SFAS No. 131 is effective for periods beginning after December 15, 1997, and comparative information for earlier years is to be restated. SFAS No. 131 need not be applied to interim financial statements in the initial year of its application. SFAS No. 131 is not expected to have a material impact on the Company.

[20] QUARTERLY FINANCIAL DATA [UNAUDITED]

The following quarterly financial data is unaudited, but in the opinion of management includes all necessary adjustments for a fair presentation of the interim results.

                                           March 31,           June 30,           September 30,       December 31,
                                         ------------        ------------         -------------       ------------
Fiscal 1997:
   Revenues                                $7,442,688          $9,601,706          $10,728,640         $11,173,632
   Gross Profit                            $2,240,544          $2,574,789          $ 3,152,147         $ 2,223,139
   Net Income                              $  306,862          $  395,924          $   607,671         $  (174,271)
   Net Income Per Share - Basic            $      .09          $      .11          $       .17         $      (.06)
   Net Income Per Share - Diluted          $      .08          $      .10          $       .16         $      (.06)

Fiscal 1996:
   Revenues                                $7,730,465          $7,519,668          $ 5,246,434         $ 5,643,261
   Gross Profit                            $1,403,476          $1,592,279          $ 1,536,535         $ 1,369,793
   Net Income                              $   20,345          $  272,285          $   172,741         $  (317,034)
   Net Income Per Share - Basic            $      .02          $      .08          $       .05         $      (.10)
   Net Income Per Share - Diluted          $      .02          $      .08          $       .05         $      (.10)

Fiscal 1995:
   Revenues                                $7,177,975          $7,626,704          $ 7,295,213         $ 5,999,027
   Gross Profit                            $1,769,692          $1,630,678          $ 1,830,317         $ 1,171,096
   Net Income                              $  439,659          $  (15,779)         $   236,325         $  (186,789)
   Net Income Per Share - Basic            $      .24          $     (.01)         $       .12         $      (.10)
   Net Income Per Share - Diluted          $      .24          $     (.01)         $       .12         $      (.10)

TMCI ELECTRONICS, INC. AND SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS, SHEET #17

================================================================================

[21] LITIGATION

On May 12, 1997, Electronics Manufacturing Systems, Inc., a Delaware corporation with its principal place of business in the State of Colorado, filed a complaint in the Superior Court for the County of Santa Clara, action No. CV766138, against Touche Electronics, Inc. Electronic Manufacturing Systems, Inc. ["EMS"] claims damages for breach of contract and common counts, under the theories of an open book account, money owed, and an account stated. Their claims arise out of an alleged purchase order dated January 8, 1996 from Touche Electronics, Inc. for the customized construction, ordering, and delivery of parts and components for custom assemblies. EMS claims that TEI cancelled the purchase order on or about July 22, 1996. They further assert that they have not been successful in reselling many of the custom assemblies and parts. EMS seeks the principal sum of $236,691, plus interest thereon at the legal rate from the date of the alleged breach. TEI has filed an answer to the complaint and currently is defending the action. A non-binding judicial arbitration will be held on this matter in mid April 1998. The Company is currently defending its position vigorously and believes that the results of operations and financial position will not be materially impacted.

[22] SUBSEQUENT EVENTS

CONVERTIBLE DEBENTURES - On February 10, 1998, the Company closed an offering of three of its debenture units for a total offering price of $3.3 million. Each unit consists of four of the Company's 5% $275,000 Convertible Subordinated Debentures due February 10, 2001 [the "Debentures"] and 100,000 Class B Warrants to purchase common stock of the Company [the "Warrants"]. Interest on the Debentures accrues quarterly and is payable annually. The Debentures are subordinated to other Senior Indebtedness as such term is defined in the Debenture. A portion of the proceeds were used to repay the bridge loan [See
Note 11].

The Debentures are convertible at the option of the holder at a variable conversion price ranging from $3.00 to $5.50 per share depending on the market value of the common stock of the Company at the time of the notice of conversion. Accordingly, the Company may be required to issue no less than 600,000 shares nor more than 1,100,000 shares upon conversion of the principal amount of the Debentures.

In addition, the Company is issuing 25,000 Class B Warrants per Debenture [subject to adjustment for reclassification, capital reorganization or other change of the outstanding shares of common stock of the Company] for each Debenture outstanding as of the earlier to occur of the one year anniversary of the closing or the date three months following the registration of the common stock issuable upon conversion of the Debentures and upon the exercise of the Warrants. The Warrants have an exercise price of $5.50 per share subject to adjustment for dilutive issuances.

In connection with the foregoing issuance, the Company paid a finder's fee to M.J. Segal and Associates in the amount of $176, 000 pursuant to the terms of a Non Circumvention and Finder's Fee Agreement between the Company and M.J. Segal and Associates [the "Agreement"]. In addition, the Company gave M.J. Segal a $66,000 credit toward the purchase of one quarter of a Debenture. The Non Circumvention and Finder's Fee Agreement calls for the issuance of the number of shares of common stock to M.J. Segal and Associates equal to 5% of the principal amount of the securities sold divided by the greater of (i) any stated conversion price in the debenture and (ii) average of the closing bid and asked prices for the common stock of the Company for the five trading days prior to closing and, in this case, a number of warrants equal to 10% of the number of shares issuable based on the Stated Conversion Price [to be determined 60,000 and 110,000].

The Non Circumvention and Finder's Fee Agreement also provides that upon exercise of any Warrants issued in the offering, M.J. Segal and Associates shall receive a cash fee equal to 4% of the amount received upon exercise of the Warrants; common stock equal to 5% of the number or shares issued upon such exercise; and warrants equal to 10% of the number of shares issued upon exercise [excluding warrants exercised by M.J. Segal and Associates or its affiliates]. The warrants shall have an exercise price of 125% of the average of the bid and asked prices for the Company on the five trading days preceding the transaction, shall be non callable and shall expire three years from the date of issuance.

TMCI ELECTRONICS, INC. AND SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS, SHEET #18

================================================================================

[23] EVENTS SUBSEQUENT TO THE DATE OF THE REPORT OF INDEPENDENT AUDITORS
     [UNAUDITED]

NEW LINE OF CREDIT - On March 2, 1998, the Company entered into a Loan and Security Agreement with Fleet Capital Corporation [the "Fleet Line"] providing for borrowings of up to $25,000,000 based on certain formulas contained within the Loan and Security Agreement. As of March 10, 1998, the Company was eligible to borrow up to $17,222,691 under the Fleet Line and had borrowed $10,347,841. In addition, the former line of credit was repaid, certain notes payable were satisfied and a promissory note to the stockholder [the former owner of Trinity] was repaid. Borrowings were in the form of two Term Loans ["Term Loan A" and "Term Loan B," respectively, an equipment loan [the Equipment Loan, together with the Term Loans, the "Fixed Loans"] and revolving credit loans [the "Revolving Credit Loans"]. Term Loan A is in the principal amount of $4.7 million and bears interest at the rate of prime plus 0.5%. Term Loan B is in the principal amount of $2.0 million and bears interest at the rate of prime plus 1.5%. The Equipment Loan is in the principal amount of $4.0 million and bears interest at the rate of prime plus 0.5%. The Revolving Credit Loans are in such amount as the Company elects, up to the borrowing base permitted by the Loan and Security Agreement and bear interest at the rate of 0.25% plus prime. As of March 10, 1998, the Company had $3,647,841 outstanding under the Revolving Credit Loans. The Fixed Loans are payable in monthly installments of principal and interest with principal amortizing over a seven year period and the balance due on March 2, 2003; interest only on the Revolving Credit Loans is payable monthly with the principal due upon termination of the Loan and Security Agreement. Interest on the Fixed Loans and Revolving Credit Loans is adjusted daily. Interest on the Fixed Loans may be adjusted downward by 0.25% each year for two years if the Company meets certain performance criteria as reflected in its audited financial statements for the fiscal years ended December 31, 1998 and December 31, 1999, respectively. Interest on the Revolving Credit Loan may be adjusted downward by 0.25% only once if the Company meets the performance criteria as reflected in its audited financial statements for the fiscal year ended December 31, 1998. In addition, if the Company meets the conditions specified for December 31, 1998, it may, at its option, have the interest rate on (i) the Revolving Credit Loan converted into LIBOR plus 2.5%; (ii) Term Loan A and the Equipment Loan converted into LIBOR plus 2.75%; and (iii) Term Loan B converted into LIBOR plus 3.75%.

                               -----------------

                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors and Stockholders of TMCI Electronics, Inc.
   San Jose, California

            Our report on the consolidated financial statements of TMCI Electronics, Inc. is referenced on Page F-1 and included in this Form 10-K. In connection with our audits of such financial statements, we have also audited the related financial statement schedule listed on page F-27 of this Form 10-K.

            In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information required to be included therein.

                                         MOORE STEPHENS, P. C.
                                         Certified Public Accountants.

New York, New York
February 20, 1998

TMCI ELECTRONICS, INC.

SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS

================================================================================

              Column A                   Column B       Column C         Column D         Column E
------------------------------------    ----------     ----------      ------------      ----------
                                        Balance at     Charged to
                                        Beginning       Cost and                         Balance at
             Description                of Period       Expenses        Deductions      End of Period
------------------------------------    ----------     ----------      ------------     --------------
Valuation Reserved Deducted in
   the Balance Sheet from the Asset
   to Which it Applies:

   1997 Allowance for Doubtful
    Accounts                             $ 93,279      $   67,077      $         --      $160,356
                                         ========      ==========      ============      ========
   1996 Allowance for Doubtful
    Accounts                             $  8,279      $   85,000      $         --      $ 93,279
                                         ========      ==========      ============      ========
   1995 Allowance for Doubtful
    Accounts                             $  8,279      $       --      $         --      $  8,279
                                         ========      ==========      ============      ========

================================================================================

NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE HEREBY. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH AN OFFER WOULD BE UNLAWFUL. ANY MATERIAL MODIFICATION OF THE OFFERING WILL BE ACCOMPLISHED BY MEANS OF AN AMENDMENT TO THE REGISTRATION STATEMENT.

                                TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
Prospectus Summary .......................................................
Risk Factors .............................................................
Use of Proceeds ..........................................................
Dilution .................................................................
Price Range of Common Stock and Dividend Policy ..........................
Management's Discussion and Analysis of
  Financial Condition and Results of Operations ..........................
Business .................................................................
Management ...............................................................
Principal Stockholders ...................................................
Certain Transactions .....................................................
Description of Securities ................................................
Plan of Distribution .....................................................
Legal Proceedings ........................................................
Legal Matters ............................................................
Experts ..................................................................
Index to Financial Statements ............................................
Report of Independent Auditors ...........................................  F-1

                             ----------------------

Shares of Common Stock
Issuable Upon Conversion of Certain
Debentures and Exercise
of Certain Warrants

                             ----------------------

                            300,000 Class B Warrants
                          82,308 Compensation Warrants


                             TMCI ELECTRONICS, INC.


                                   PROSPECTUS


                                __________, 1998

================================================================================

                                    PART TWO

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following is an itemization of fees and expenses, payable from the net proceeds of the offering, incurred by the Company in connection with the issuance and distribution of the securities of the Company being offered hereby. All fees and expenses are estimated except the SEC, NASD and Nasdaq Registration and Filing Fees.

         SEC Registration and Filing Fee......................        $[     ]
         NASD Registration and Filing Fee.....................            -0-
         Nasdaq Listing and Filing Fee........................         [     ]
         Financial Printing...................................          1,000
         Transfer Agent Fees..................................            -0-
         Accounting Fees and Expenses.........................          5,000
         Legal Fees and Expenses..............................         [     ]
         Blue Sky Fees and Expenses...........................          5,000
         Miscellaneous........................................          3,000
                  TOTAL.......................................        $

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      The Certificate of Incorporation and the Bylaws of TMCI Electronics, Inc., a Delaware Corporation (the "Company") both contain provisions which reduce the potential personal liability of directors for certain monetary damages and provide for indemnity of directors and other persons.

      The provision limiting the liability of a director for breach of a fiduciary duty by a director eliminates such liability to the Company and its shareholders to the maximum extent permissible by Delaware law. This limitation does not limit or eliminate the liability of a director:

      (i) for any breach of the director's duty of loyalty to the corporation or its stockholders;

      (ii) for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law;

      (iii) for certain unlawful dividend payments, stock purchases or stock redemptions as more fully described in Section 174 of the Delaware General Corporation Law; or;

      (iv) for any transaction from which the director derived an improper personal benefit.

      The indemnification provisions are intended to increase the protection provided directors and, thus, increase the Company's ability to attract and retain qualified persons to serve as directors. The increased risk of litigation combined with the possibility that the Company's insurance policy may not cover specific acts or omissions, serves as a deterrent to qualified personnel serving on the Board of Directors. The Company believes that the added protection against personal liability provided by the limitation on personal liability in its articles of incorporation and bylaws will help it retain its current directors and attract new directors in the future.

         The provisions regarding indemnification provide, in essence, that the Company will indemnify its directors against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonable incurred in connection with any action, suit or proceeding arising out of the director's status as a director of the Company, including actions brought by or on behalf of the Company (shareholder derivative actions) to the maximum extent permitted by law.

         Delaware law requires that the person to be indemnified "acted in good faith and in a manner the person reasonably believed to be in the best interest of the corporation and, in the case of a criminal proceeding, had no reason to believe the conduct of the person was unlawful." In addition, because the Company is located in San Jose, California, the Company may be a California pseudo foreign corporation under Section 2115 of the California General Corporation Law based on certain criteria set forth therein. If, in fact, at the time of any action for which indemnification is sought, the Company is a California pseudo foreign corporation, the standards set forth under the California General Corporation Law would be applicable. Currently, the standards for indemnification are the same under the California and Delaware laws. No assurance can be given that they will remain the same.

         The provisions diminish the potential rights of action which might otherwise be available to shareholders by limiting the liability of officers and directors to the maximum extent allowable under Delaware law and by affording indemnification against most damages and settlement amounts paid by a director of the Company in connection with any shareholders' derivative action. However, the provisions do not have the effect of limiting the right of a shareholder to enjoin a director from taking actions in breach of his fiduciary duty, or to cause the Company to rescind actions already taken, although as a practical matter courts may be unwilling to grant such equitable remedies in circumstances in which such actions have already been taken. In the opinion of the Securities and Exchange Commission, indemnification for liabilities arising under the Securities Act of 1933, as amended, is contrary to public policy and, therefore, is unenforceable.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

         The following information sets forth all securities of the Company sold by it within the past three (3) years, which securities were not registered under the Securities Act of 1933, as amended:

         The Company was incorporated in the State of Delaware on December 7, 1995. The Company has authorized capital of 25,000,000 shares of common stock, $.001 par value. As of December 31, 1997, there were 4,057,758 shares of common stock issued and outstanding.

         On December 28, 1995, the Company issued 600,000 shares of its Common Stock to Rolando Loera, Chairman, Chief Executive Officer and President of the Company pursuant to the merger of the predecessor of the Company into the Company in exchange for the cancellation of an equal number of shares in the predecessor company. The predecessor corporation was organized under the laws of California on September 26, 1995 and had conducted no operations prior to the merger. See "Principal Stockholders" and "Description of Securities."

         The Company issued 893,600 shares of its Common Stock to Rolando Loera and Rolando Loera, Trustee for Touche's Employee Stock Ownership Plan and three officers of the Company (Jose Antonio Agredano, Frank Ramirez III and Livino Ribaya, Jr.) pursuant to Stock Purchase Agreements dated as of December 28, 1995 in exchange for all of the issued and outstanding stock of Touche and TEI.

         In November 1995, the Company borrowed $1,000,000 in a bridge loan at the rate of eight percent (8%) simple annual interest, which was paid at the closing of the public offering from the net proceeds of the public offering. 400,000 shares of Common Stock and 1,200,000 Class A Warrants were issued to the lenders which were identical to the Class A Warrants included in the Units offered by the Company in its initial public offering completed in March, 1996. The Shares of Common Stock, Class A Warrants and the shares of Common Stock underlying the Class A Warrants were registered in connection with that offering. The Company did not receive any of the proceeds from the sale of the securities offered by the note holders. The Class A Warrants are redeemable upon certain conditions. Should the Class A Warrants offered by the note holders be exercised, of which there is no assurance, the Company will receive the proceeds therefrom aggregating up to an additional $6,600,000.

         On November 1996, the Company issued 134,172 shares of Common Stock in connection with the acquisition of certain assets from Pen Interconnect, Inc.

         On January 1997, the Company issued 96,560 shares of Common Stock in connection with the acquisition of Enterprise Industries, Inc.

         On December 5, 1997, the Company issued 137,390 shares of Common Stock to Pen Interconnect, Inc. in connection with the settlement of certain litigation regarding the acquisition of certain assets of Pen Interconnect, Inc. in November, 1996. In addition, 80,503 shares previously issued to Pen Interconnect, Inc. were cancelled.

         On December 22, 1997, the Company issued 404,539 shares of its Common Stock in connection with the acquisition of Trinity Electronics, Inc.

         On February 10, 1998, the Company issued $3.3 million in principal amount of its 5%, $275,000 Convertible Subordinated Debentures. The terms of the issuance are incorporated by reference from the discussion in the Subsequent Events portions of the Management's Discussion and Analysis Section of the Registration Statement.

         On March 26, 1998, the Company issued 138,648 shares of Common Stock to the principal shareholder of Try-Die Incorporated ("Try-Die") in connection with the acquisition of Try-Die.

         The Company has relied on Section 4(2) of the Securities Act of 1933, as amended, for its private placement exemption, such that the sales of the securities were transactions by an issuer not involving any public offering.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

         The following is a list of Exhibits filed herewith by TMCI Electronics, Inc. as part of the S-1 Registration Statement and related Prospectus:

1.0      Non Circumvention and Finder's Fee Agreement. (c)

3.0      Certificate of Incorporation, filed with Delaware Secretary of State on
         December 7, 1995.(b)

3.1      By-laws.(b)

3.2      Certificate of Secretary for amendment to Bylaws dated April 6, 1996.(c)

3.3      Ammendment to the bylaws dated December 22, 1997.(c)

4.0      Specimen Copy of Common Stock Certificate.(b)

4.1      Form of Class B Warrant Agreement.(a)

4.2      Form of Compensation Warrant Agreement (c)

4.3      Securities Purchase Agreement. (a)

4.4      Form of Convertible Debenture. (d)

4.5      Registration Rights Agreement. (a)

5.0      Opinion of Rosenblum, Parish & Isaacs, P.C. (c)

10.0     Employment Agreement, Rolando Loera, dated December 28, 1995.(b)

10.1     Lease Agreement dated January 1, 1993 relating to 1875 Dobbins Drive,
         San Jose, CA.(b)

10.2     Lease Agreement dated October 25, 1993 relating to 1881-1899 Dobbins
         Drive San Jose CA.(b)

10.3     Lease Agreement dated June 21, 1995 relating to 1565-C Mabury Road,San
         Jose, CA.(b)

10.4     Lease Agreement dated August 29, 1997 relating to 7500 Tryone Avenue,
         Van Nuys, CA (c)

10.5     Touche Manufacturing Company, Inc. Employee Stock Ownership Plan.(b)

10.6     Form of 5% 275,000 in principal amount Secured Convertible Promissory
         Debenture (d)

10.7     Asset Purchase Agreement dated November 1, 1996 by and among Pen
         Interconnect, Inc., Touche Electronics,Inc. and TMCI Electronics,
         Inc.(e)

10.8 Stock Purchase Agreement dated effective as of January 1, 1997 by and among TMCI Electronics, Inc. and the Shareholders of Enterprise
         Industries, Inc.(f)

10.9     Merger Agreement and Plan of Reorganization by and among TMCI
         Electronics, Inc., TMCI/Trinity Acquisition Corp., Trinity Electronics,
         Inc. and Patrick McQuade, dated December 22, 1997.(g)

10.10    Loan and Security Agreement with Fleet Capital Corporation dated
         March 2, 1998. (d)

10.11    Amendment to Loan and Security Agreement dated March 26, 1998. (c)

10.12    1995 Stock Option Plan.(b)

10.13    1997 Employee Stock Option Plan. (h)

10.14    1997 Employee Stock Purchase Plan. (i)

21.0     Subsidiaries of the Registrant. (a)

23.1     Consent of Moore Stephens, P.C.(c)

a.    Filed herewith.

b. Incorporated by reference to the Registration Statement on Form SB-2 (No. 33-80973) as originally filed with the Securities and Exchange Commission (the "SEC") on December 29, 1995.

c.    To be filed by amendment.

d. Incorporated by reference from the Registrant's Form 10-K filed with the SEC on April 1, 1998.

e. Incorporated by reference to Exhibit 2.0 the Registrant's Form 8-K filed with the Securities and Exchange Commission on November 27, 1997.

f. Incorporated by reference to Exhibit 2.0 the Registrant's Form 8-K filed with the Securities and Exchange Commission on February 7, 1997.

g. Incorporated by reference to Exhibit 2.0 to the Registrant's Form 8-K filed with the Securities and Exchange Commission on January 6, 1998.

h. Incorporated by reference to Appendix C to the Definitive Proxy Statement as filed with the SEC on December 3, 1997.

i. Incorporated by reference to Appendix D to the Definitive Proxy Statement as filed with the SEC on December 3, 1997

ITEM 17.  UNDERTAKINGS

         The undersigned Registrant hereby undertakes to provide to participating broker-dealers, at the closing, certificates in such denominations and registered in such names as required by the participating broker-dealers, to permit prompt delivery to each purchaser.

         The undersigned Registrant also undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                                    (i) To include any prospectus required by
                           section 10(a)(3) of the Securities Act of 1933;

                                    (ii) To reflect in the prospectus any facts
                           or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                                    (iii)To include any material information
                           with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or preceding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in San Jose, California, on May 8, 1998.

                                          TMCI ELECTRONICS, INC.



                                          By: /s/ ROLANDO LOERA
                                              ----------------------------------
                                               Rolando Loera
                                               Chairman, President and
                                               Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

         SIGNATURE                           TITLE                                           DATE
         ---------                           -----                                           ----
/s/ ROLANDO LOERA                 President, Chief                                        May 8, 1998
-------------------------           Executive Officer, Director
Rolando Loera                       [Principal Executive Officer]

/s/ CHARLES E. SHAW               Vice President, Chief Financial                         May 8, 1998
-------------------------           Officer, Director [Principal
Charles E. Shaw                     Financial Officer]

/s/ ROBERT LOERA                  Controller, Secretary, Director                         May 8, 1998
-------------------------           [Principal Accounting Officer]
Robert Loera


-------------------------         Director                                                May 8, 1998
Thomas F. Chaffin


-------------------------         Director                                                May 8, 1998
Robert C. Fink

/s/ BORIS LIPKIN
-------------------------         Director                                                May 8, 1998
Boris Lipkin

                               INDEX TO EXHIBITS

1.0      Non Circumvention and Finder's Fee Agreement. (c)

3.0      Certificate of Incorporation, filed with Delaware Secretary of State on
         December 7, 1995.(b)

3.1      By-laws.(b)

3.2      Certificate of Secretary for amendment to Bylaws dated April 6,
         1996.(c)

3.3      Amendment to the bylaws dated December 22, 1997.(c)

4.0      Specimen Copy of Common Stock Certificate.(b)

4.1      Form of Class B Warrant Agreement.(a)

4.2      Form of Compensation Warrant Agreement (c)

4.3      Securities Purchase Agreement. (a)

4.4      Form of Convertible Debenture. (d)

4.5      Registration Rights Agreement. (a)

5.0      Opinion of Rosenblum, Parish & Isaacs, P.C. (c)

10.0     Employment Agreement, Rolando Loera, dated December 28, 1995.(b)

10.1     Lease Agreement dated January 1, 1993 relating to 1875 Dobbins Drive,
         San Jose, CA.(b)

10.2     Lease Agreement dated October 25, 1993 relating to 1881-1899 Dobbins
         Drive San Jose CA.(b)

10.3     Lease Agreement dated June 21, 1995 relating to 1565-C Mabury Road,San
         Jose, CA.(b)

10.4     Lease Agreement dated August 29, 1997 relating to 7500 Tryone Avenue,
         Van Nuys, CA (c)

10.5     Touche Manufacturing Company, Inc. Employee Stock Ownership Plan.(b)

10.6     Form of 5% 275,000 in principal amount Secured Convertible Promissory
         Debenture (d)

10.7     Asset Purchase Agreement dated November 1, 1996 by and among Pen
         Interconnect, Inc., Touche Electronics,Inc. and TMCI Electronics,
         Inc.(e)

10.8 Stock Purchase Agreement dated effective as of January 1, 1997 by and among TMCI Electronics, Inc. and the Shareholders of Enterprise
         Industries, Inc.(f)

10.10    Loan and Security Agreement with Fleet Capital Corporation dated
         March 2, 1998. (d)

10.11    Amendment to Loan and Security Agreement dated March 26, 1998. (c)

10.12    1995 Stock Option Plan.(b)

10.13    1997 Employee Stock Option Plan. (h)

10.14    1997 Employee Stock Purchase Plan. (i)

21.0     Subsidiaries of the Registrant. (a)

23.1     Consent of Moore Stephens, P.C.(c)

a.    Filed herewith.

b. Incorporated by reference to the Registration Statement on Form SB-2 (No. 33-80973) as originally filed with the Securities and Exchange Commission (the "SEC") on December 29, 1995.

c.    To be filed by amendment.

d. Incorporated by reference from the Registrant's Form 10-K filed with the SEC on April 1, 1998.

e. Incorporated by reference to Exhibit 2.0 the Registrant's Form 8-K filed with the Securities and Exchange Commission on November 27, 1997.

f. Incorporated by reference to Exhibit 2.0 the Registrant's Form 8-K filed with the Securities and Exchange Commission on February 7, 1997.

g. Incorporated by reference to Exhibit 2.0 to the Registrant's Form 8-K filed with the Securities and Exchange Commission on January 6, 1998.

h. Incorporated by reference to Appendix C to the Definitive Proxy Statement as filed with the SEC on December 3, 1997.

i. Incorporated by reference to Appendix D to the Definitive Proxy Statement as filed with the SEC on December 3, 1997